EXHIBIT 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT, dated as of June 30, 2016 (as amended, restated, supplemented or otherwise modified from time to time, this "Agreement"), is among Solar Capital Ltd., a Maryland corporation ("Solar"), in its capacity as administrative and collateral agent for Lenders (together with its successors and assigns in such capacity, "Agent") and as lender, Western Alliance Bank, an Arizona corporation ("Western Alliance" or "Bank"), as lender, and the other financial institutions who are or hereafter become parties to this Agreement as lenders (together with Solar and Western Alliance collectively the "Lenders", and each individually, a "Lender"), CAS Medical Systems, Inc., a Delaware corporation ("Borrower"), and the other Persons (as defined below), if any, who are or hereafter become parties to this Agreement as guarantors (each a "Guarantor" and collectively, the "Guarantors", and together with Borrower, each a "Loan Party" and collectively, "Loan Parties").

Loan Parties, Agent and Lenders agree as follows:

1.             DEFINITIONS.

1.1 Defined Terms.  Capitalized terms used herein shall have the meanings set forth in Section 11 or as otherwise set forth in this Agreement.  All other capitalized terms used but not defined herein shall have the meaning given to such terms in the UCC.  Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP.  The term "financial statements" shall include the accompanying notes and schedules.

1.2 Section References.  Any section, subsection, schedule or exhibit references are to sections, subsections, schedules or exhibits contained in this Agreement or attached hereto, as applicable, unless otherwise specified.

2.             THE LOANS.

2.1 Loan Commitments.

(a) Term Loan Commitment.

(i) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Loan Parties contained herein, each Lender with a Term Loan Commitment severally and not jointly agrees to make a loan (the "Term Loan") in Dollars to Borrower on the Closing Date, in an amount equal to such Lender's Term Loan Commitment; provided that a portion of the proceeds of the Term Loan shall be used to repay in full Loan Parties' outstanding Existing Indebtedness.  Borrower hereby authorizes Agent to apply the proceeds of the Term Loan to the Existing Indebtedness without actually depositing such funds in an account of any Loan Party (i.e., netting).  After repayment, no Term Loan may be re‑borrowed.  Upon the funding of such Term Loan, the Term Loan Commitment shall terminate.

(ii) Once the Term Loan is repaid or prepaid, it cannot be reborrowed.

(iii) The Term Loan made by each Lender is evidenced by this Agreement, and if requested by such Lender, a Note payable to such Lender.

(b) Revolving Loan Commitments.

(i) Subject to the terms and conditions of this Agreement, including but not limited to Section 6.10(b), and in reliance upon the representations and warranties of the Loan Parties contained herein, each Lender with a Revolving Loan Commitment severally and not jointly agrees to make loans (each such loan, a "Revolving Loan" and collectively, the "Revolving Loans") in Dollars to Borrower on any Business Day during the period from the Closing Date to but not including the Revolving Loan Commitment Termination Date, in an aggregate amount not to exceed at any time outstanding such Lender's Revolving Loan Commitment; provided, however, that, after giving effect to any advance of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Balance.  Subject to the other terms and conditions hereof, amounts borrowed under this Section 2.1(b) may be repaid and reborrowed from time to time.  The "Maximum Revolving Loan Balance" from time to time will be the lesser of: (x) the Borrowing Base (as calculated pursuant to the Borrowing Base Certificate) in effect from time to time, or (y) the aggregate amount of the Revolving Loan Commitments then in effect, in each case less those Reserves imposed by Bank in its Permitted Discretion; provided that in no event shall a Revolving Lender be obligated to make any Revolving Loan that results in an Overadvance or while any Overadvance is outstanding.

(ii) Letter of Credit Line.  Subject to the terms and conditions of this Agreement, Bank agrees to issue or cause an Affiliate of Bank to issue letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit") from time to time; provided that (a) the Letter of Credit Obligations shall not at any time exceed the Letter of Credit Sublimit and (b) the Letter of Credit Obligations will be treated as Revolving Loans for purposes of determining availability under the Maximum Revolving Loan Balance and shall decrease, on a dollar-for-dollar basis, the amount available for other Revolving Loans.  The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion.    Each Letter of Credit shall be subject to the additional terms of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof (each, a "Letter of Credit Agreement").  Each draft paid under any Letter of Credit shall be repaid by Borrower in accordance with the provisions of the applicable Letter of Credit Agreement.  No Letter of Credit shall be issued that results in an Overadvance or while any Overadvance is outstanding.  Upon the Revolving Loan Commitment Termination Date, the amount of Letters of Credit Obligations shall be secured by unencumbered cash on terms acceptable to Lender if the term of this Agreement is not extended by Bank.

(iii) Cash Management Services.  Borrower may use availability hereunder up to the Cash Management Sublimit for Bank's cash management services, which may include merchant services, business credit card, and check cashing services identified in various cash management services agreements related to such services (the "Cash Management Services"). The entire Cash Management Sublimit will be treated as a Revolving Loan Advance for purposes of determining availability under the Maximum Revolving Loan Balance and shall decrease, on a dollar-for-dollar basis, the amount available for other Revolving Loans.  The Cash Management Services shall be subject to additional terms set forth in applicable cash management services agreements.

(iv) Foreign Exchange Facility.  Borrower may enter into foreign exchange forward contracts with Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the "FX Forward Contract").  The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Sublimit. Ten percent (10%) of the amount of each outstanding FX Forward Contract shall be treated as a Revolving Loan for purposes of determining availability under the Maximum Revolving Loan Balance and shall decrease, on a dollar-for-dollar basis, the amount available for other Revolving Loans.  Bank may terminate the FX Forward Contracts if an Event of Default occurs.  Each FX Forward Contract shall be subject to additional terms set forth in the applicable FX Forward Contract or other agreements executed in connection with the foreign exchange facility.

(v) Recourse.  Revolving Loans and the other Obligations shall be with full recourse against Borrower.

(vi) Overadvances.  Upon any occurrence of an Overadvance, Borrower shall immediately pay down the Revolving Loans to Bank such that, after giving effect to such payments, no Overadvance exists.

2.2 Borrowing and Funding Procedures.

(a)       Borrowing Procedures.

   (i) Borrower may request that Bank make a Revolving Loan by delivering to Bank an Advance Request therefor and Bank shall be entitled to rely on all the information provided by Borrower to Bank on or with the Advance Request.  Bank may honor Advance Requests, instructions or repayments given by Borrower (if an individual) or by any authorized officer of Borrower. So long as all of the conditions for a Revolving Loan set forth herein have been satisfied, Bank shall fund such Revolving Loan into the Collection Account within one Business Day of Bank's receipt of the applicable Advance Request.

(b)                                       Funding Procedures.  Upon the terms and subject to the conditions set forth herein, each Lender shall make available its Pro Rata Share of the requested Term Loan or Revolving Loan, as applicable, in Dollars in immediately available funds, to the Collection Account prior to 11:00 a.m. (New York time) on the date specified for the Term Loan or Revolving Loan.  Unless Lenders shall have determined that any of the conditions set forth in Section 4.1 or 4.2, as applicable, have not been satisfied, Lenders shall credit the amounts received by it in like funds to Borrower (net of any amounts due and payable to or on behalf of Agent and/or Lenders) on such date by wire transfer to the following deposit account of Borrower (unless Lenders are otherwise directed in writing by Borrower):

Bank Name: Western Alliance Bank
Bank Address:   55 Almaden Blvd
San Jose, CA 95113, U.S.A.
ABA:          121143260
Account #:
Account Name: CAS Medical Systems, Inc.

2.3 Interest.

(a) Term Loan.  Subject to Section 2.3(b), the principal amount outstanding under the Term Loans shall accrue interest at a floating per annum rate equal to the LIBOR Rate in effect from time to time plus 8.75%, which aggregate interest rate shall be determined by Agent on the third Business Day prior to the Closing Date and on the date occurring on the third Business Day prior to each Scheduled Payment Date occurring thereafter, which interest shall be payable monthly in arrears in accordance with Sections 2.4.  The Term Loan shall accrue interest in arrears from the date made until such Term Loan is fully repaid.

(b) Revolving Loans.  Each Revolving Loan shall accrue interest in arrears from the date made until such Revolving Loan is fully repaid at a floating per annum rate of interest equal to the Reference Rate plus two and one half percent (2.50%) per annum.

(c) Computation.  All computations of interest and fees calculated on a per annum basis shall be made by Agent on the basis of a three hundred sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest and fees are payable.  Such method of calculation will result in an effective rate that exceeds the rate stated in this Section 2.3.  Each determination of an interest rate or the amount of a fee under the Loan Documents shall be made by Agent and shall be conclusive, binding and final for all purposes, absent manifest error.

(d) Default Rate.  All Loans shall bear interest from and after the occurrence and during the continuation of an Event of Default at a rate equal to the Default Rate.  The application of the Default Rate shall not be interpreted or deemed to extend any cure period or waive any Default or Event of Default or otherwise limit Agent's or any Lender's right or remedies hereunder.  All interest payable at the Default Rate shall be payable on demand.

(e) Maximum Lawful Rate.  Anything herein or in any other Loan Document to the contrary notwithstanding, the obligations of Loan Parties hereunder and thereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by Agent and Lenders would be contrary to the provisions of any Requirement of Law applicable to Agent and Lenders limiting the highest rate of interest which may be lawfully contracted for, charged or received by Agent and Lenders, and in such event Loan Parties shall pay Agent and Lenders interest at the highest rate permitted by applicable Requirements of Law ("Maximum Lawful Rate"); provided, however, that if at any time thereafter the rate of interest payable hereunder or thereunder is less than the Maximum Lawful Rate, Loan Parties shall continue to pay interest hereunder and thereunder at the Maximum Lawful Rate until such time as the total interest received by Agent and Lenders is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the making of the Initial Loans as otherwise provided in this Agreement or any other Loan Document.

2.4 Payments.

(a) Interest Payments.  For each Loan, Borrower shall pay interest to each Lender in accordance with their Pro Rata Shares, at the rate of interest for such Loan determined in accordance with Section 2.3 in arrears on each Scheduled Payment Date, commencing on August 1, 2016. Notwithstanding the foregoing, Bank may, but is not required to, deduct the amount of accrued interest on account of the Revolving Loans from Collections received by Bank.  Such accrued and unpaid interest shall be due and payable within 10 calendar days after the last calendar day of each month during the term hereof.

(b) Principal Payments.

  (i)          Term Loan.

(1) Borrower shall pay principal to each Lender in accordance with their Pro Rata Shares, in thirty-six (36) (the "Number of Payments") equal consecutive payments of $222,222.22 (the "Monthly Term Loan Amortization Amount") on each Scheduled Payment Date, commencing on August 1, 2017 (the "Initial Principal Payment Date"), and one final payment in an amount equal to the entire remaining principal balance of the Term Loan on the Final Maturity Date.

(2) Notwithstanding the foregoing subsection 2.4(b)(i)(1), if net Tissue Oximetry Revenue for the twelve-month period ending June 30, 2017 is greater than or equal to $17,496,000 and the Borrower has delivered to the Agent the financial statements and related Compliance Certificate for the month ending June 30, 2017 demonstrating compliance the foregoing condition, and a certificate certifying that the foregoing condition is satisfied, then, subject to each Lender's reasonable review of such compliance, upon delivery of a written request by Borrower to Agent no earlier than July 1, 2017 and no later than July 19, 2017 exercising the Extension Option, then, to the extent that no Default or Event of Default has occurred and is continuing on August 1, 2017:  (A) the "Initial Principal Payment Date" shall be extended to February 1, 2018, (B) the "Number of Payments" shall be reduced to thirty (30), and (C) the "Monthly Term Loan Amortization Amount" shall be increased to $266,666.67; provided, however, that if a Default or Event of Default occurs and is continuing at any time after the Initial Principal Payment Date is extended pursuant to the foregoing clause and prior to the Initial Principal Payment Date occurring, then (1) the "Initial Principal Payment Date" shall be deemed to be the first day of the calendar month immediately following the month in which such Default or Event of Default occurred, and (2) the "Number of Payments" and "Monthly Term Loan Amortization Amount" shall be deemed to be as follows.

Initial Principal Payment Date	Number of Payments	Monthly Term Loan Amortization Amount
September 1, 2017	35	$228,571.43
October 1, 2017	34	$235,294.12
November 1, 2017	33	$242,424.24
December 1, 2017	32	$250,000.00
January 1, 2018	31	$258,064.52
February 1, 2018	30	$266,666.67

(ii)            Revolving Loans.  Borrower shall repay in full on the Revolving Loan Commitment Termination Date the aggregate principal amount of the Revolving Loans outstanding.

(c) Maturity.  Notwithstanding the foregoing provisions of Section 2.4(b), all outstanding Obligations are due and payable in full on the earlier of (i) the Final Maturity Date or (ii) the date that the Loans otherwise become due and payable hereunder, whether by acceleration of the Obligations pursuant to Section 8.2 or otherwise.

(d) Method of Payments.  Except as otherwise set forth herein, all payments (including prepayments) to be made by any Loan Party under any Loan Document shall be made by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder) in Dollars, without setoff, recoupment, counterclaim or deduction of any kind, to the Collection Account or such other account designated by Agent before 12:00 noon (New York time) on the date when due.  All payments received by Agent or a Lender, as applicable after 12:00 noon (New York time) on any Business Day or at any time on a day that is not a Business Day may, in Agent's or such Lender's sole discretion, be deemed to be received on the next Business Day.  For purposes of calculating interest with respect to the Revolving Loans, all payments applied to reduce the outstanding principal balance of Revolving Loans shall be subject to a three (3) Business Day clearance period, which amount shall be for Bank's sole account.  Whenever any payment required under any Loan Document would otherwise be due on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.  All payments of interest and principal due to Agent and Lenders on a Scheduled Payment Date under Section 2.4(a) and (b) shall be effected by automatic debit of the appropriate funds from Borrower's operating account specified on the Automatic Payment Authorization Agreement.

(e) Withholdings and Increased Costs.

(i) All payments by any Loan Party under any Loan Document shall be made free and clear of all Indemnified Taxes.  If any Indemnified Taxes shall be required by any Requirement of Law to be withheld or deducted from or in respect of any sum payable under any Loan Document to Agent or any Lender, (A) an additional amount shall be payable as may be necessary so that, after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section), Agent or such Lender receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (B) Loan Parties shall make such withholdings or deductions, (C) Loan Parties shall pay the full amount withheld or deducted to the relevant taxing authority or other authority in accordance with any applicable Requirement of Law, and (D) Loan Parties shall deliver to Agent or such Lender evidence of such payment.

(ii) If the introduction of or any change in, after the Closing Date, any Requirement of Law increases Agent's or any Lender's costs or reduces its income for any Loan, then Borrower shall upon demand by Agent or such Lender (with a copy of such demand to Agent) promptly pay to Agent or such Lender, as the case may be, the increase in cost or reduction in income or additional expense; provided that all requests, rules, guidelines or directives issued or promulgated under, in connection with or pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III shall be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted or issued.   Agent and each Lender agrees that it shall allocate any such increased costs among its customers similarly affected in good faith and in a manner consistent with Agent's or such Lender's customary practice.

(f) Loan Account.  Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding.  To the extent payments are made directly to a Lender other than in accordance with this Agreement, such Lender shall provide Agent any information regarding such payment for purposes of such record.  Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.

(g) Payment of Obligations.  Without limiting Section 2.4(d), Agent and each Lender is authorized to, and at its sole election may, debit funds from Borrower's operating account specified in the Automatic Payment Authorization Agreement to pay all Obligations owing Agent or such Lender under any Loan Document if and to the extent Borrower fails to promptly pay any such amounts as and when due.  In addition to the foregoing, Borrower hereby authorizes Revolving Lender to make a Revolving Loan to pay all Obligations under any Loan Document on or after the due date, even if the result thereof would cause the outstanding principal balance of the Revolving Loans to exceed the Maximum Revolving Loan Balance at such time.

2.5  Prepayments and Commitment Terminations.

(a) Voluntary Prepayments and Commitment Terminations.  Borrower may, upon five (5) Business Days' prior written notice to Agent and Lenders, (i) voluntarily prepay the Term Loan in full, but not in part, or (ii) terminate (but not reduce in part) the Revolving Loan Commitments.  Upon any such termination of the Revolving Loan Commitments, Borrower's right to request Revolving Loans shall automatically be terminated.

(b) Mandatory Prepayments.

(i) Revolving Loan Commitment Termination.  If Borrower terminates the Revolving Loan Commitments pursuant to Section 2.5(a), or if the Revolving Loan Commitments are terminated under Section 8.2 or otherwise, then Borrower shall immediately pay all Obligations in full.

(ii) Maximum Revolving Loan Balance.  If at any time the then aggregate outstanding principal balance of Revolving Loans exceeds the Maximum Revolving Loan Balance, then Borrower shall immediately prepay outstanding Revolving Loans in an amount sufficient to eliminate such excess.

(c) Term Loan Prepayment Amounts.  Upon the date of any prepayment of the Term Loan, whether by voluntary prepayment, mandatory prepayment, acceleration of the Obligations pursuant to Section 8.2 or otherwise), Borrower shall pay to each Lender in accordance with their Pro Rata Shares, a sum equal to (A) all outstanding principal and all accrued interest thereon and other Obligations with respect to the Term Loan, plus (B) the Final Payment Fee for the Term Loan, plus (C) a prepayment premium (as yield maintenance for the loss of a bargain and not as a penalty) equal to: (1) 2.00% of the principal amount of the Term Loan being prepaid, if such prepayment is made on or before the one year anniversary of the Closing Date and (2) 1.00% of the principal amount of the Term Loan being prepaid, if such prepayment is made after the one year anniversary of the Closing Date but before the Final Maturity Date.

(d) Revolver Early Termination Fee.  Upon the date of any termination of the Revolving Loan Commitment, whether terminated pursuant to Section 2.5(a) or under Section 8.2 or otherwise, Borrower shall pay to each Revolving Lender in accordance with their Pro Rata Shares, a sum equal to (A) all outstanding principal and all accrued interest thereon and other outstanding Obligations with respect to the Revolving Loan, plus (B)  an early termination premium (as yield maintenance for the loss of a bargain and not as a penalty) equal to 1.00% of the Revolving Loan Commitment, if such termination is made on or before the one year anniversary of the Closing Date.  No such early termination fee shall be due if such termination is made after the one year anniversary of the Closing Date.

2.6  Lender Fees.

(a) Closing Fee.  On the Closing Date, Borrower shall pay to Western Alliance, a non-refundable closing fee in an amount equal to $13,500, which fee shall be fully earned on the Closing Date.

(b) Fees of the Existing Loan Agreement. Notwithstanding the terms of the Existing Loan Agreement, on the Closing Date, Borrower shall pay to Solar, as Existing Lender, a fee equal to $218,000 in connection with the Existing Indebtedness; no "prepayment premium" as set forth in Section 2.5(c) of the Existing Loan Agreement shall be due and owed by Borrower in connection with this Agreement and the repayment in full of Indebtedness owed by Borrower under the Existing Loan Agreement.

(c) Final Payment Fee.  On the date upon which the outstanding principal amount of the Term Loan is repaid in full, or if earlier, is required to be repaid in full (whether by scheduled payment, voluntary prepayment, mandatory prepayment pursuant to Section 2.5(b)(i), acceleration of the Obligations pursuant to Section 8.2 or otherwise), Borrower shall, notwithstanding the Pro Rata Share of Term Loan Commitments, pay a non-refundable fee equal to:  $288,000 to Solar and $32,000 to Western Alliance, each in their respective capacities as Term Loan Lenders, together with their successors and assigns in such capacities (the "Final Payment Fee"), which Final Payment Fee shall be deemed to be fully earned on the date such Term Loan is made.  If for any reason the Term Loan is prepaid in part prior to the Final Maturity Date (which for the avoidance of doubt shall not be permitted under this Agreement) Borrower shall pay on the date of any such partial prepayment the Final Payment Fee.

(d) Unused Revolving Commitment Fee. Borrower shall pay to the Revolving Lenders, in proportion with their Pro Rata Share a fee (the "Unused Revolving Commitment Fee") for the account of each Revolving Lender in an amount equal to the sum of, for each day: (i)(A) the daily balance of the Revolving Loan Commitment of such Revolving Lender for such day, less (B) the daily balance of all Revolving Loans held by such Revolving Lender for such day; multiplied by (ii) three tenths of one percent (0.30%) per annum.  The total Unused Revolving Commitment Fee paid by Borrower will be equal to the sum of all of the fees due to the Revolving Lenders.  The Unused Revolving Commitment Fee shall be payable monthly in arrears on the first day of each calendar month following the Closing Date and on the Final Maturity Date. The Unused Revolving Commitment Fee shall accrue at all times from and after the execution and delivery of this Agreement.  For purposes of this Section 2.6(d), the Revolving Loan Commitment of any Non-Funding Lender shall be deemed to be zero.

(e) Annual Management Fee.  Borrower shall pay to Bank a non-refundable annual management fee for the account of Bank, in an amount equal to $15,000 per year, which fee shall be fully earned, and due and payable in advance, on the first anniversary of the Closing Date; such amount to be prorated if this Agreement is terminated prior to such first anniversary.

(f) Letter of Credit Fees.  Borrower shall pay to Bank fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

(g) Cash Management and FX Forward Contract Fees.  Borrower shall pay to Bank fees in connection with the Cash Management Services and the FX Forward Contracts as determined in accordance with Bank's standard fees and charges then in effect for such activity.

2.7  Authorization and Issuance of the Warrants.  Borrower has duly authorized the issuance to each Term Loan Lender (or its respective Affiliate) of Warrants evidencing each Term Loan Lender's (or its respective Affiliate's) right to acquire its respective Pro Rata Share of 64,655 shares of common stock of Borrower at an exercise price of $1.856 per share.  The exercise period shall expire ten (10) years from the date such Warrants are issued.

3.             CREATION OF SECURITY INTEREST.

3.1 Grant of Security Interest.  As security for the prompt and complete payment and performance when due, whether at the stated maturity, by acceleration or otherwise, of all Obligations, and as security for the prompt and complete payment and performance when due by each Guarantor of the Guaranteed Obligations (as defined in the Guaranty Agreement), each Loan Party hereby grants to each of (i) Agent, for the benefit of Agent and Lenders and (ii) Western Alliance, solely in its capacity as Revolving Lender, a lien on and security interest in all of its right, title and interest in, to and under the following Property:

All of such Loan Party's personal property of every kind and nature whether now owned or hereafter acquired by, or arising in favor of, such Loan Party, and regardless of where located, including, without limitation, all of such Loan Party's Accounts, Chattel Paper (whether tangible or electronic), Commercial Tort Claims, Deposit Accounts, Documents, Equipment, Financial Assets, Fixtures, Goods, Instruments, Investment Property (including, without limitation, all Securities Accounts), Inventory, Letter-of-Credit Rights, letters of credit, Securities, Supporting Obligations, cash, Cash Equivalents, any other contract rights (including, without limitation, rights under any license agreements, leases, and franchise agreements or rights to the payment of money), General Intangibles (including, without limitation, Intellectual Property), all books and records of such Loan Party relating to each of the foregoing, and all additions, attachments, accessories, accessions and improvements to such Property, all substitutions, replacements or exchanges therefor, and all Proceeds, insurance claims, products, profits and other rights to payments not otherwise included in the foregoing.

Each Loan Party hereby represents and covenants that such security interest constitutes a valid, first priority perfected security interest in the Collateral (other than the Excluded Account) in existence on the Closing Date, and will constitute a valid, first priority perfected security interest in Collateral (other than the Excluded Account) acquired after the Closing Date, in each case (x) subject, solely with respect to the first priority thereof, to Liens permitted pursuant to clauses (c), (d), (e), (f) and (h) of the definition of 'Permitted Liens' and (y) after the occurrence of the following: (1) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of the filings and other actions specified on Schedule 3.1 (which, in the case of all filings and other documents referred to on such schedule, have been delivered to Agent in completed and duly authorized form), (2) with respect to any Deposit Account or Securities Account, the execution of Account Control Agreements, (3) in the case of all Copyrights, Trademarks and Patents for which UCC filings are insufficient, all appropriate filings having been made with the United States Copyright Office or the United States Patent and Trademark Office, as applicable and (4) in the case of letter-of-credit rights that are not supporting obligations of Collateral, the execution of an agreement granting control to Agent over such letter-of-credit rights.

Each Loan Party hereby covenants that it shall give written notice to Agent promptly upon the acquisition by such Loan Party or creation in favor of such Loan Party of any commercial tort claim.  In order to perfect or protect Agent's security interest and other rights in each Loan Party's Intellectual Property, each Loan Party hereby authorizes Agent to file, as applicable and in each case in form and substance satisfactory to Agent, a patent security agreement and/or a trademark security agreement to be filed with the United States Patent and Trademark Office, and a copyright security agreement to be filed with the United States Copyright Office (each of the foregoing, an "Intellectual Property Security Agreement").

3.2 Financing Statements.  Each Loan Party hereby authorizes Agent to file UCC financing statements and amendments thereto in all appropriate jurisdictions describing the Collateral as "all assets of the debtor" or words of similar import and containing any other information required by the applicable UCC to perfect Agent's security interest (for the benefit of itself and the Lenders) granted hereby.

3.3 Termination of Security Interest.  Upon the Termination Date, (a) Agent's Lien on and security interest in the Collateral shall be automatically terminated without delivery of any instrument or performance of any act and (b) at the request of any Loan Party, Agent shall, at the Loan Parties' sole cost and expense and without any recourse, representation or warranty, execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence such termination.

4.             CONDITIONS OF CREDIT EXTENSIONS.

4.1 Conditions Precedent to Initial Loans.  No Lender shall be obligated to make its Pro Rata Share of the Initial Loans, or to take, fulfill, or perform any other action hereunder, until the following have been delivered to Agent, in form and substance satisfactory to Agent and Lenders (the date on which Lenders make the Initial Loans, the "Closing Date"):

(a) a counterpart of this Agreement duly executed by each Loan Party, each Lender and Agent;

(b) a certificate duly executed by the Secretary of each Loan Party, the form of which is attached as Exhibit A, providing verification of incumbency and certifying as to and attaching (i) such Loan Party's board resolutions approving the transactions contemplated by the Loan Documents and (ii) such Loan Party's formation documents certified by the Secretary of State of such Loan Party's state of formation as of a recent date acceptable to Agent and such Loan Party's governing documents;

(c) Notes duly executed by Borrower in favor of each Lender that has requested a Note;

(d) filed copies of UCC financing statements, collateral assignments, and termination statements, with respect to the Collateral, as Agent shall request;

(e) certificates of insurance evidencing the insurance coverage and satisfactory additional insured and lender loss payable endorsements, in each case as required pursuant to Section 6.4;

(f)  copies, dated as of a recent date acceptable to Agent, of UCC, judgment, intellectual property, bankruptcy and tax lien search results demonstrating that there are no Liens on the Collateral other than Permitted Liens;

(g) a certificate of status/good standing of each Loan Party from the jurisdiction of such Loan Party's organization and a certificate of foreign qualification from each jurisdiction where such Loan Party's failure to be so qualified would reasonably be expected to have a Material Adverse Effect, in each case certified as of a recent date acceptable to Agent;

(h) an Access Agreement for each leased location or third party location to the extent required pursuant to Section 6.6;

(i)  an executed legal opinion of Loan Parties' counsel, in form and substance satisfactory to Agent;

(j)  an Automatic Payment Authorization Agreement, duly executed by Borrower;

(k) a Perfection Certificate completed and duly executed by each Loan Party;

(l)  one or more Account Control Agreements, duly executed by the applicable Loan Parties and the applicable depository or financial institution, to the extent required pursuant to Section 6.10(a);

(m) a Pledge Agreement, duly executed by each Loan Party, together with the certificates and instruments required to be delivered in connection therewith and related undated powers and endorsements duly executed in blank;

(n) a Warrant in favor of each Term Loan Lender (or its Affiliate) for such Term Loan Lender's Pro Rata Share of the number of shares of Stock of Borrower described in Section 2.7, duly executed by Borrower;

(o) the Intellectual Property Security Agreement required by Section 3.1, duly executed by each Loan Party;

(p) a pay-off letter satisfactory to Agent and duly executed by the Existing Lender, confirming that all of the Indebtedness and other obligations owed under the Existing Indebtedness will be repaid in full from the proceeds of the Initial Loans and all Liens upon any Loan Party's Property in favor of the Existing Lender shall be terminated immediately upon such payment;

(q) a duly executed initial Borrowing Base Certificate from Borrower, dated the Closing Date, reflecting information concerning Eligible Accounts as of April 30, 2016;

(r)  current Compliance Certificate in accordance with Section 6.3;

(s) monthly financial statements for the period ending May 31, 2016;

(t)  an audit of the Collateral, the results of which shall be satisfactory to Bank;

(u) all fees required to be paid by Borrower under the Loan Documents, and Borrower shall have reimbursed Agent and Lenders for all fees, costs and expenses presented as of the Closing Date; and

(v) all other documents and instruments as Agent or any Lender may reasonably deem necessary or appropriate to effectuate the intent and purpose of this Agreement.

4.2 Conditions Precedent to All Loans.  No Lender shall be obligated to make its Pro Rata Share of any Loan, including the Initial Loans, if, as of the date thereof:

(a) (i) any representation or warranty contained in any Loan Document is untrue, inaccurate or incomplete in any material respect (but in all respects if such representation or warranty is qualified by "material" or "Material Adverse Effect") as of the date of such Loan, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (but in all respects if such representation or warranty is qualified by "material" or "Material Adverse Effect") on and as of such earlier date, or (ii) any Default or Event of Default has occurred and is continuing or would result from the making of such Loan, and in the case of clauses (i) and (ii) with respect to any advance of a Revolving Loan, Agent or Requisite Lenders have determined not to make such Revolving Loan as a result of the fact that such representation or warranty is untrue, inaccurate or incomplete or as a result of that Default or Event of Default, as applicable;

(b) with respect to any advance of a Revolving Loan, after giving effect to such Revolving Loan, the aggregate outstanding principal amount of the Revolving Loans would exceed the Maximum Revolving Loan Balance;

(c) with respect to any advance of a Revolving Loan, Agent shall not have received (i) an Advance Request and (ii) a Borrowing Base Certificate, certified by Borrower's president, chief executive officer, chief financial officer or treasurer setting forth the Borrowing Base of Borrower as at the end of the most-recently ended fiscal month or as at such other date as Agent may approve;

(d) with respect to the Initial Loans, Lenders shall not have received a certificate from an authorized officer of Borrower confirming that each of the conditions in Section 4.2 applicable to funding of the Initial Loans have been satisfied;

(e) with respect to any advance of a Revolving Loan, the provisions of Section 6.10(b) have not been satisfied; or

(f) Lenders shall not have received such other documents, agreements, instruments or information as Agent shall reasonably request.

The request by Borrower and acceptance by Borrower of the proceeds of any Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrower that the conditions in this Section 4.2 have been satisfied and (ii) a reaffirmation by each Loan Party of the granting and continuance of Agent's Liens, on behalf of itself and the Lenders, securing the Obligations.

5.             REPRESENTATIONS AND WARRANTIES OF LOAN PARTIES.

Each Loan Party, jointly and severally, represents and warrants to Agent and each Lender that:

5.1 Due Organization and Authorization.  Each Loan Party's exact legal name is as set forth in the Perfection Certificate, and each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization as specified in the Perfection Certificate, has its chief executive office at the location specified in the Perfection Certificate, and is duly qualified and licensed in every jurisdiction wherever necessary to carry on its business and operations, except where the failure to be so qualified and licensed would not reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, all information set forth on the Perfection Certificate pertaining to each of the Loan Parties is accurate and complete.  This Agreement and the other Loan Documents have been duly authorized, executed and delivered by each Loan Party and constitute the legal, valid and binding obligations of each such Loan Party that is a party thereto, enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.  Each Loan Party has all requisite power and authority to own its assets, carry on its business and execute, deliver and perform its obligations under the Loan Documents to which it is a party.

5.2 No Conflicts.  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party will not (a) contravene any of the organizational documents of such Loan Party, (b) violate any material Requirement of Law, (c) require any action by, filing, registration, qualification with, or approval, consent or withholding of objections from, any Governmental Authority or any other Person, except those which have been obtained and are in full force and effect, (d) result in the creation of any Lien on any of such Loan Party's Property (except for Liens in favor of Agent, on behalf of itself and Lenders), or (e) result in any breach of or constitute a default under, or permit the termination or acceleration of, any Material Agreement to which such Loan Party is a party.  A list of all Material Agreements as of the Closing Date is set forth on Schedule 5.2 hereto.  No Loan Party is in default under any agreement to which it is a party or by which it is bound which would reasonably be expected to have a Material Adverse Effect.

5.3 Litigation.  Except as set forth on Schedule 5.3(a), there are no actions, suits, proceedings or investigations pending (or to the knowledge of any Loan Party, threatened) against any Loan Party or any of its Subsidiaries or their respective properties, which (a) would reasonably be expected to result in monetary judgment(s) or relief, individually or in the aggregate, in excess of $500,000, (b) seek an injunction or other equitable relief that would reasonably be expected to have a Material Adverse Effect, or (c) affect or pertain to the Loan Documents or any transaction contemplated hereby or thereby.

5.4 Financial Statements.  All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Agent or Lenders have been prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments) and fairly present in all material respects Borrower's consolidated financial condition and consolidated results of operations.  Since the date of the most recent audited financial statements, no event has occurred which has had or would reasonably be expected to have a Material Adverse Effect.

5.5 Use of Proceeds; Margin Stock.  The proceeds of the Loans shall be used to repay the Existing Indebtedness and for working capital and general corporate purposes.  No Loan Party and no Subsidiary of any Loan Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.  As of the Closing Date, no Loan Party and no Subsidiary of any Loan Party owns any Margin Stock.

5.6 Collateral.

(a) Each Loan Party has good title to, or valid leasehold rights in, or has rights in, and the power to grant a Lien on and to Transfer each item of the Collateral upon which it purports to grant a Lien under any Loan Document, free and clear of any and all Liens except Permitted Liens.  As of the Closing Date, all tangible Collateral (other than (x) Inventory or Equipment in transit, (y) Inventory or Equipment leased or consigned to any non-Affiliate customer of a Loan Party in the ordinary course of business or (z) Collateral in all locations that is not subject to in clauses (x) or (y) hereof with an aggregate value not in excess of $250,000) is located at a location specified on the Perfection Certificate.

(b) No Loan Party owns any Stock or Stock Equivalents, except for Permitted Investments.

(c) As of the Closing Date, no Loan Party has any Deposit Accounts, Securities Accounts, commodity accounts or other investment accounts other than those described in the Perfection Certificate.

(d) As of the Closing Date, no Loan Party owns any real property.

5.7 Compliance with Laws.

(a) Each Loan Party is in compliance with all Requirements of Law applicable to it, except to the extent that any such non-compliance, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Without limiting the generality of the immediately preceding clause (a), each Loan Party and each Subsidiary of a Loan Party is in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by OFAC, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it.  No Loan Party nor any Affiliate of a Loan Party (i) is a Person designated by the U.S. Government on the list of the Specially Designated Nationals and Blocked Persons (the "SDN List") with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person, or (iii) is controlled by (including without limitation by virtue of such Person being a director or owning voting Stock), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, any Loan Document would be prohibited under U.S. law.

(c) Each Loan Party and each of its Affiliates is in compliance with (i) the Trading with the Enemy Act of 1917, Ch. 106, 40 Stat. 411, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended (the "Patriot Act"), and (iii) other applicable federal or state laws relating to "know your customer" and anti-money laundering rules and regulations.  No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

(d) No Loan Party is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940.

(e) No Property of any Loan Party has been used by any Loan Party or, to any Loan Party's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable Requirements of Law.

5.8 Intellectual Property.  A list of all of each Loan Party's Intellectual Property (limited to clause (a) of the definition thereof) and all license agreements (including all in-bound license agreements, but excluding over-the-counter software that is commercially available to the public) as of the Closing Date is set forth on Schedule 5.8 hereto, which indicates, for each such item of Property: (a) the name of the Loan Party owning such Intellectual Property or licensing such Intellectual Property, (b) the Loan Party's identifier for such property (e.g., name of patent, license, etc.), (c) whether such Property is Intellectual Property (or an application therefor) that is owned by such Loan Party or is licensed by such Loan Party, (d) the expiration date of such Intellectual Property or license agreement, and (e) whether such Intellectual Property relates to any of  Borrower's FORE-SIGHT products. The Loan Parties agree that all Intellectual Property related to FORE-SIGHT products is material to the condition (financial or otherwise), business or operations of the Loan Parties, and no other Intellectual Property is material to the condition (financial or otherwise), business or operations of any Loan Party.  In the case of any Intellectual Property described in the foregoing clause (e) that is an in-bound license agreement, Schedule 5.8 further indicates, for each: (i) the name and address of the licensor, (ii) the name and date of the agreement pursuant to which such item of Intellectual Property is licensed, (iii) whether or not such license agreement grants an exclusive license to a Loan Party, (iv) whether there are any purported restrictions in such license agreement as to the ability of a Loan Party to grant a security interest in, or to Transfer any of its rights as a licensee under, such license agreement, and (v) whether a default under or termination of such license agreement could interfere with Agent's right to sell or assign such license agreement or any other Collateral.  Each Loan Party's Intellectual Property is valid and enforceable and each Loan Party owns or has rights to use all Intellectual Property material to the conduct of its business as now or heretofore conducted by it or proposed to be conducted by it, without any actual (or, to its best knowledge, claimed) infringement, upon the rights of third parties.  Except as specified on Schedule 5.8, as of the Closing Date, each Loan Party is the sole owner of its Intellectual Property, and such Intellectual Property is free and clear of all Liens, except for non-exclusive licenses of Intellectual Property granted by a Loan Party to third parties in the ordinary course of its business and Liens in favor of Agent.  No Loan Party has entered into any agreement or financing arrangement (other than any Loan Document) prohibiting or otherwise restricting the existence of any Lien upon any of its Intellectual Property.  Upon filing of the Intellectual Property Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and the filing of appropriate financing statements, all action necessary to protect and perfect Agent's Lien on each Loan Party's Intellectual Property in the United States shall have been duly taken.

5.9 Solvency.  Both before and after giving effect to each Loan, the transactions contemplated herein, and the payment and accrual of all transaction costs in connection with the foregoing, each Loan Party is Solvent.

5.10 Taxes; Pension.  Since January 1, 2011, each Loan Party and its Subsidiaries has timely filed all required tax returns and reports with the appropriate Governmental Authority and timely paid all federal, state, local and foreign taxes, assessments, deposits and contributions owed by such Person, excluding such amounts (x) that have been resolved to the satisfaction of the applicable Governmental Authority and are listed on Schedule 5.10, or (y) that are the subject of a Permitted Contest.  No Loan Party is aware of any claims or adjustments proposed for any prior tax year that could result in additional federal, state or foreign taxes, or material local taxes, becoming due and payable by a Loan Party or any of its Subsidiaries.  Proper and accurate amounts have been withheld by each Loan Party from its respective employees for all periods in compliance with applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.  Each Loan Party has paid all amounts necessary to fund all pension, profit sharing, deferred compensation and other retirement plans in accordance with their terms and as may be required under ERISA or other applicable Requirements of Law, and no Loan Party has withdrawn from participation in, or has permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which would reasonably be expected to result in any material liability of a Loan Party, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.11 Full Disclosure.  No representation, warranty or other statement made by or on behalf of a Loan Party to Agent or any Lender (including in any certificate, instrument, agreement or document delivered pursuant to any Loan Document) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading (it being recognized that the projections and forecasts provided by Loan Parties in good faith and based upon reasonable and stated assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results).

5.12 Regulatory Compliance.

(a) Each Loan Party is in compliance in all material respects with all applicable statutes, rules, regulations, directives, standards, guidances, policies or orders issued by relevant Regulatory Authorities.  Each Loan Party has, and it and its products are in conformance in all material respects with, all Registrations that are required to conduct its business as currently conducted, or as proposed to be conducted.  To the knowledge of each Loan Party, no Regulatory Authority is considering limiting, suspending, or revoking such Registrations or requiring changes to the marketing classification or labeling or other significant parameter adversely affecting the products of any Loan Party.  To the knowledge of each Loan Party, any third party that is a manufacturer, supplier, distributor or contractor for any Loan Party is in compliance, and has been in compliance for the previous six years, with all Registrations required by relevant Regulatory Authorities and all Public Health Laws that reasonably pertain to product components of, accessories to, or products regulated as drugs or medical devices and marketed or distributed by such Loan Party.  To the knowledge of each Loan Party, there are no facts that furnish any reasonable basis for any Regulatory Action by that Regulatory Authority.

(b) All products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, promoted, sold or marketed by or on behalf of any Loan Party that are subject to the jurisdiction of any Regulatory Authority have been and are being designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, promoted, sold and marketed in compliance with the Public Health Laws and have been for the previous six years.  All activities conducted by the Loan Parties are conducted in compliance in all material respects with the Public Health Laws.

(c) No Loan Party is subject to any obligation arising under a Regulatory Action and no such obligation has been threatened during the previous six years.  There is no Regulatory Action or other civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, proceeding or request for information pending against any Loan Party or, to the knowledge of any Loan Party, an officer, director, or employee of any Loan Party relating to the business of Borrower, and, to each Loan Party's knowledge, no Loan Party has any liability (whether actual or contingent) for failure to comply with any Public Health Laws.

(d) As of the Closing Date, no Loan Party is undergoing any inspection by any Regulatory Authority related to any activities or products of any Loan Party that are subject to Public Health Laws.

(e) No Loan Party has received any notice or communication from any Regulatory Authority alleging material noncompliance with any Public Health Law in the past five years. No product has been seized, withdrawn, recalled, detained, or subject to a suspension (other than in the ordinary course of business) of research, manufacturing, distribution or commercialization activity.  No proceedings seeking the withdrawal, recall, revocation, suspension, import detention, or seizure of any product are pending or, to the Loan Party's knowledge, threatened against any Loan Party.

(f) No Loan Party nor, to the knowledge of any Loan Party, any of its respective officers, directors, employees, agents or contractors (i) has been excluded or debarred from any federal healthcare program (including without limitation Medicare or Medicaid) or any other federal program, (ii) has employed or contracted with Persons excluded from participation in any federal program, (iii) has been suspended or debarred from contracting with the federal government or (iv) has received notice from any Regulatory Authority with respect to debarment or disqualification of any Person that could reasonably be expected to have a Material Adverse Effect.  No Loan Party is or has been under investigation by the Department of Justice, the Office of the Inspector General of the U.S. Department of Health and Human Services, the Centers for Medicare and Medicaid Services, any state Attorney General, state Medicaid Agency or any Regulatory Authority for promotional or other fraud and abuse or related issues.  No Loan Party has engaged in any activity constituting fraud or abuse under any Requirement of Law relating to healthcare insurance or reimbursement, and no payments of either cash or other consideration to any Person by or on behalf of any Loan Party have been made in violation of any applicable Requirement of Law.

5.13 Government Contracts.  Except as set forth on Schedule 5.13, no Loan Party's Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state, county or municipal law.

5.14 Customer and Trade Relations.  As of the Closing Date, there exists no actual or, to the knowledge of any Loan Party, threatened termination or cancellation of, or any material adverse modification or change in (a) the business relationship of any Loan Party with any customer or group of customers whose purchases during the preceding 12 calendar months exceeded ten percent (10%) of the consolidated revenue of the Loan Parties or (b) the business relationship of any Loan Party with any supplier essential to its operations.

5.15 Bonding.  As of the Closing Date, no Loan Party is a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it.

6.             AFFIRMATIVE COVENANTS.

6.1 Good Standing.  Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, its existence and good standing in its jurisdiction of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.  Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, in full force all permits, licenses, approvals and agreements, the loss of which would reasonably be expected to have a Material Adverse Effect.

6.2 Notice to Agent and the Lenders.

(a) Loan Parties shall provide Agent and each Lender with written notice (i) promptly, but in any event within three (3) Business Days, after an officer of a Loan Party becomes aware of the occurrence of any Default or Event of Default  and (ii) promptly, but in any event within five (5) Business Days, after an officer of a Loan Party becomes aware of (A) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any of its Subsidiaries or its respective Property (1) in which the amount of damages claimed is $250,000 or more, (2) which could reasonably be expected to have a Material Adverse Effect or (3) in which the relief sought is an injunction or other stay of performance of any Loan Document, (B) any Accounts owing by any Account Debtor and its Affiliates to the Loan Parties and their respective Subsidiaries exceeding fifteen percent (15%) of all Accounts owing by all Account Debtors as of any date, or (C) any amendments to (and copies of all statements, reports and notices (other than non-material statements, reports and notices delivered in the ordinary course of business) delivered to or by a Loan Party in connection with) any Material Agreement or any Loan Party entering into any Material Agreement or any termination or material breach thereof.

(b) Each Loan Party shall promptly (but in any event within five (5) Business Days) after the receipt or occurrence thereof notify Agent of (i) any notice received by a Loan Party or any Subsidiary of Loan Party alleging potential or actual violations of any Public Health Law, (ii) any notice that any Regulatory Authority is limiting, suspending or revoking any Registration, requiring adverse changes to the marketing classification, distribution pathway or parameters, or labeling of the products of any Loan Party, or considering any of the foregoing, (iii) any notice that any Loan Party has become subject to any Regulatory Action, (iv) the exclusion or debarment from any federal healthcare program or debarment or disqualification by any Regulatory Authority of any Loan Party or any Loan Party gaining such knowledge with respect to any of its respective officers, directors, employees, agents, or contractors, or (v) any notice that any product of any Loan Party has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings seeking the withdrawal, recall, suspension, import detention, or seizure of any product are pending or threatened against any Loan Party.

6.3 Financial Statements; Reports; Borrowing Base Certificates; Collateral Reporting.

(a) Borrower shall deliver to Agent and Lenders (i) as soon as available and in any event within 30 days after the end of each fiscal month, unaudited consolidated (and if available, consolidating) balance sheets, statements of income or operations and cash flow statements of Borrower and its Subsidiaries as of the end of such fiscal month and that portion of the fiscal year ending as of the close of such fiscal month, in a form reasonably acceptable to Agent  and certified by Borrower's president, chief executive officer or chief financial officer, (ii) as soon as available and in any event within 45 days after the end of each fiscal quarter, unaudited consolidated (and if available, consolidating) balance sheets, statements of income or operations and cash flow statements of Borrower and its Subsidiaries as of the end of such fiscal quarter and that portion of the fiscal year ending as of the close of such fiscal quarter, in a form reasonably acceptable to Agent and certified by Borrower's president, chief executive officer or chief financial officer and (iii) as soon as available and in any event within ninety (90) days after the end of each fiscal year, audited consolidated (and if available, consolidating) balance sheets, statements of income or operations and cash flow statements of Borrower and its Subsidiaries as of the end of such fiscal year, together with a report of an independent certified public accounting firm reasonably acceptable to Agent (it being understood that CohnReznick LLP is reasonably acceptable to Agent), which report shall contain an unqualified opinion stating that such audited financial statements fairly present in all material respects the financial position of Borrower and its Subsidiaries for the periods indicated therein in conformity with GAAP applied on a basis consistent with prior years without qualification as to the scope of the audit or as to going concern and without any similar qualification.  All such financial statements shall be prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments).

(b) Concurrently with the delivery of the financial statements specified in this Section 6.3, Borrower shall deliver to Agent and Lenders a compliance certificate, signed by the chief financial officer of Borrower, in the form attached hereto as Exhibit B.

(c) Borrower shall deliver to Agent and Lenders (i) copies of all statements, reports and notices made available generally by any Loan Party to the holders of its Stock or Stock Equivalents or to any holders of Subordinated Indebtedness, all notices sent to any Loan Party by the holders of such Subordinated Indebtedness, and all documents filed with the SEC or any securities exchange or Governmental Authority exercising a similar function, promptly (but in any event within three (3) days) after delivering or receiving such information to or from such Persons, (ii) an annual operating plan and budget for Borrower, on a consolidated (and if available, consolidating) basis, for the current fiscal year within five (5) days after such plan is approved by the board of directors of Borrower (but in any event not later than sixty (60) days after the end of the immediately preceding fiscal year of Borrower), and (iii) such budgets, sales projections, or other business, financial, corporate affairs and other information as Agent or any Lender may reasonably request from time to time.

(d) As soon as available and in any event within ten (10) days after the end of each calendar month, and at such other times as Agent or the Revolving Lenders may reasonably require, Borrower shall deliver to Agent and the Revolving Lenders a Borrowing Base Certificate, certified by Borrower's president, chief executive officer, chief financial officer or treasurer, setting forth the Borrowing Base of Borrower as at the end of the most-recently ended fiscal month or as at such other date as Agent may reasonably require.

(e) Borrower shall deliver to Agent and the Revolving Lenders the following reports and documents at the times and in the manner set forth below:

(i) concurrently with the delivery of the Borrowing Base Certificate, a monthly trial balance showing Accounts outstanding aged from invoice date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(ii) concurrently with the delivery of the Borrowing Base Certificate, an aging of accounts payable accompanied by such supporting detail and documentation as shall be requested by Bank in its reasonable discretion; and

(iii) at the time of delivery of each of the monthly financial statements delivered pursuant to subsection 6.3(a);

(1) a reconciliation of the most recent Borrowing Base Certificate, general ledger and month-end accounts receivable aging of Borrower to Borrower's general ledger and monthly financial statements delivered pursuant to Section 6.3(a), in each case, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(2) a reconciliation of the accounts receivable aging to Borrower's general ledger and monthly financial statements delivered pursuant to Section 6.3(a), in each case, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and

(3) a listing of any governmental contracts of any Loan Party subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state, county or municipal law that have been entered into during the prior fiscal month; and

(iv) Until the Lockbox has been established and is fully operational, a weekly cash receipts journal, on Wednesday of each week for the preceding week.

Notwithstanding anything herein to the contrary, documents required to be delivered pursuant to this Section 6.3 may be delivered by (x) electronic mail in accordance with Section 10.2 or (y) Borrower (i) filing such documents on EDGAR, or any successor system of the SEC or (ii) posting such documents or providing a link thereto on Borrower's website on the Internet at www.casmed.com, and such documents shall be deemed delivered in the case of clause (y) on the date on which Agent receives written notification of such posting or filing (which notification may be made by electronic mail in accordance with Section 10.2).

6.4 Insurance.  Each Loan Party, at its expense, shall maintain, and shall cause each Subsidiary (other than Statcorp, Inc.) to maintain, insurance (including, without limitation, comprehensive general liability, hazard, and business interruption insurance) with respect to all of its properties and businesses (including, the Collateral), in such amounts and covering such risks as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event with deductible amounts, insurers and policies that shall be reasonably acceptable to Agent.  Borrower shall deliver to Agent certificates of insurance evidencing such coverage, together with endorsements to such policies naming Agent as a lender loss payee or additional insured, as appropriate, in form and substance satisfactory to Agent.  Each policy shall provide that coverage may not be canceled or altered by the insurer except upon ten (10) days prior written notice with respect to cancellation for nonpayment of premiums or thirty (30) days prior written notice with respect to any other cancellation or alteration to Agent and shall not be subject to co-insurance.  Each Loan Party appoints Agent as its attorney-in-fact to make, settle and adjust all claims under and decisions with respect to such Loan Party's policies of insurance, and to receive payment of and execute or endorse all documents, checks or drafts in connection with insurance payments, provided that, Agent shall not act as such Loan Party's attorney-in-fact unless an Event of Default has occurred and is continuing.  The appointment of Agent as any Loan Party's attorney in fact is a power coupled with an interest and is irrevocable until the Termination Date. Proceeds of insurance shall be applied, at the option of Agent, to repair or replace the Collateral or to reduce any of the Obligations.  Notwithstanding the foregoing, if a Loan Party delivers to Agent a certificate, signed by such Loan Party's chief financial officer, that it intends within one hundred eighty (180) days of receipt of such insurance proceeds (the "Reinvestment Period") to use all or a portion of such proceeds to purchase assets used or useful in the ordinary course of business, then so long as no Default or Event of Default shall have occurred and be continuing on the date such Loan Party receives such insurance proceeds or at any point during such Reinvestment Period, such Loan Party may use all or such portion of such proceeds in the manner set forth in such certificate; provided that (a) the aggregate amount of such insurance proceeds so used shall not exceed $750,000 in the aggregate in any fiscal year and (ii) any such proceeds not so used or committed to such use pursuant to a binding agreement within the Reinvestment Period shall, on the first Business Day immediately following such period, be applied in accordance with the immediately preceding sentence.  Pending such reinvestment, such insurance proceeds shall be delivered to Agent, for distribution to the Revolving Lenders, as a prepayment of the Revolving Loans (to the extent of Revolving Loans then outstanding), but not as a permanent reduction of the Revolving Loan Commitments.

6.5 Taxes; Pension.  Each Loan Party shall, and shall cause each Subsidiary to, timely file all tax reports and returns with the appropriate Governmental Authority and pay and discharge all federal, state, local and foreign taxes, assessments, deposits and contributions owed by such Person, excluding such amounts that are the subject of a Permitted Contest.  Each Loan Party shall pay all amounts necessary to fund all present pension, profit sharing, deferred compensation and other retirement plans in accordance with their terms and as may be required under ERISA or other applicable Requirements of Law.

6.6 Access Agreements.  Unless otherwise agreed to by Agent in writing, each Loan Party shall obtain and maintain an Access Agreement with respect to any real property (other than real property owned by such Loan Party) (a) that is such Loan Party's principal place of business, (b) where such Loan Party's books or records are maintained or (c) where any Collateral is stored or maintained; provided, however, that the Loan Parties shall not be required to obtain an Access Agreement with respect to one or more locations described in the foregoing clause (c) if (x) the only Collateral at any such location is Inventory or Equipment that has been leased or consigned to any non-Affiliate customer of a Loan Party in the ordinary course of business or (y) the value of any other Collateral at all such locations is less than $250,000 in the aggregate.  If Agent agrees in writing that a Loan Party is not required to obtain an Access Agreement with respect to any real property that would otherwise require an Access Agreement pursuant to the immediately preceding sentence, then within ten (10) Business Days after the due date for any rental payments with respect to such real property, Borrower shall deliver to Agent (i) evidence in form reasonably satisfactory to Agent that such rental payment was made and (ii) a certification that no default or event of default exists under any such lease.

6.7 Protection of Intellectual Property.  Each Loan Party shall (a) protect, defend and maintain the validity and enforceability of any Intellectual Property material to the conduct of its business, (b) promptly advise Agent in writing of material infringements of any Intellectual Property material to such Loan Party's business, (c) not allow any Intellectual Property material to such Loan Party's business to be abandoned, forfeited or dedicated to the public without Agent's written consent, and (d) notify Agent promptly, but in any event within three (3) Business Days, if it knows or has reason to know that any application or registration relating to any patent, trademark or copyright (now or hereafter existing) material to its business may become abandoned or dedicated, or if any adverse determination or development occurs (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding such Loan Party's ownership of any Intellectual Property material to its business, or its right to register the same or to keep and maintain the same.  Each Loan Party shall at all times conduct its business without knowingly infringing, misappropriating, diluting, violating, or otherwise impairing the Intellectual Property of any other Person.  Each Loan Party shall remain liable during the term thereof under each of its Intellectual Property licenses pursuant to which it is a licensee that are material to such Loan Party's business, and shall observe and perform all of the conditions and obligations to be observed and performed by it thereunder.  None of Agent or any Lender shall have any obligation or liability under any such license by reason of or arising out of any Loan Document, the granting of a Lien, if any, in such license or the receipt by Agent (on behalf of itself and Lenders) of any payment relating to any such license.  If after the Closing Date any Loan Party (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark, servicemark, copyright or mask work, then such Loan Party shall concurrently with the delivery of the next Compliance Certificate provide written notice thereof to Agent and shall promptly execute an Intellectual Property Security Agreement (or updates to the Exhibits to the Intellectual Property Security Agreement previously delivered if not filed at such time by Agent) and other documents and take such other actions as Agent shall request in its good faith business judgment to protect or perfect and maintain a first priority perfected security interest (which will be effective as provided herein) in favor of Agent, for the benefit of Lenders, in such Property. If requested by Agent, each Loan Party shall promptly provide to Agent copies of all applications that it files for patents or for the registration of trademarks, servicemarks, copyrights or mask works.

6.8 Collateral.

(a) Each Loan Party shall maintain all of the Collateral in the continental United States, other than (i) Inventory and Equipment that has been leased or consigned to any non-Affiliate customer of a Loan Party in the ordinary course of business with an aggregate value not in excess of $500,000 and (ii) other Inventory, other Equipment and cash in an aggregate amount not in excess of the dollar equivalent of $150,000 at any time.

(b) Each Loan Party shall maintain and preserve in good working order and condition all of its Property necessary in the conduct of its business, ordinary wear and tear excepted.

(c) Each Loan Party shall maintain proper books of record and account, in which full, true and correct entries shall be made in accordance with GAAP and all other applicable Requirements of Law of all financial transactions and matters involving the assets and business of such Loan Party.

(d) Each Loan Party shall, during normal business hours and upon reasonable prior notice (unless a Default or Event of Default has occurred and is continuing in which event no notice shall be required and Agent and Lenders shall have access at all times during the continuance thereof), as frequently as each Lender determines to be appropriate, permit Agent and Lenders and any of their Related Persons (i) to have reasonable access to the properties, facilities, and employees (including officers) of each Loan Party and to the Collateral, (ii) to conduct field examinations and to inspect, audit and make extracts and copies of any Loan Party's books and records (or at the request of Agent, deliver true and correct copies of such books and records to Agent), and (iii) to inspect, audit, appraise, review, evaluate or make test verifications and counts of the Accounts and any other Collateral.  The Loan Parties shall only be required to reimburse Agent and any applicable Lender for the reasonable expenses of two (2) such events per calendar year (unless a Default or Event of Default has occurred and is continuing in which case Loan Parties shall be responsible for all such expenses).  Upon Agent's request, each Loan Party will promptly notify Agent in writing of the location of any Collateral.

(e) Without in any way limiting the foregoing, Bank may (i) verify invoices, (ii) following the making of the initial Revolving Loan notify Borrower's Account Debtors of Agent's security interest (on behalf of itself and Lenders) in Borrower's Receivables and (iii) audit Borrower's Receivables and any and all records pertaining to the Collateral, at Bank's sole discretion and at Borrower's expense.  Bank may at any time and from time to time contact Account Debtors and other persons obligated or knowledgeable in respect of Receivables to confirm the Receivable Amount of such Receivables, to determine whether Receivables constitute Eligible Receivables, and for any other purpose in connection with this Agreement.  If any of the Collateral or Borrower's books or records pertaining to the Collateral are in the possession of a third party, Borrower authorizes that third party to permit Bank or its agents to have access to perform inspections or audits thereof and to respond to Bank's requests for information concerning such Collateral and records.

6.9 Compliance with Law.  Each Loan Party shall comply with all applicable Requirements of Law except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Without limiting the generality of the foregoing, each Loan Party shall comply in all material respects with all Public Health Laws and their implementation by any applicable Governmental Authority and all lawful requests of any Governmental Authority applicable to its products.  Each Loan Party shall continue to operate all facilities, locations, and processes in compliance in all material respects with all Registrations and Public Health Laws.  All products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, promoted, sold or marketed by or on behalf of any Loan Party that are subject to the jurisdiction of any Regulatory Authority shall be designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, promoted, sold and marketed in compliance in all material respects with the Public Health Laws.

6.10 Deposit Accounts and Securities Accounts; Cash Management Procedures.

On and after the earlier of (i) March 31, 2017 or (ii) the date of the initial Revolving Loan (which shall for purposes of this Section 6.10 only, not include Cash Management Services, Letters of Credit or FX Contracts), Borrower shall comply with the following subsections 6.10(a), 6.10(b), and 6.10(c), and Borrower shall at all times comply with the following subsections 6.10(d) and 6.10(e):

(a) Borrower and each of its Subsidiaries shall maintain 100% of their aggregate cash and Cash Equivalents with Bank and shall maintain and shall cause each of its Subsidiaries to maintain its depository, operating, and investment accounts (other than the Excluded Account) with Bank.

(b) Bank shall have the exclusive right to receive all Collections on all Receivables.  Borrower shall (i) immediately notify, transfer and deliver to Bank all Collections Borrower receives for deposit into the Collection Account, (ii) deliver to Bank a detailed cash receipts journal on Friday of each week until the Lockbox is operational, and (iii) immediately enter into a collection services agreement acceptable to Bank (the "Lockbox Agreement") pursuant to which all Collections received in the Lockbox shall be deposited into the Collection Account.  Borrower shall use the Lockbox address as the remit to and payment address for all of Borrower's Collections from Account Debtors, including Account Debtors which remit payment by electronic funds transfer, and Borrower shall instruct all Account Debtors to make payments either directly to the Lockbox for deposit by Bank directly to the Collection Account, or instruct them to deliver such payments to Bank by wire transfer, ACH, or other means as Bank may direct for deposit to the Lockbox or Collection Account.

(c) At Bank's option, Bank may either (i) transfer all Collections deposited into the Collection Account to Borrower's operating account with Bank, or (ii) apply the Collections deposited into the Collection Account to the outstanding Revolving Loan balance, in either case, within three business days of the date received; provided that upon the occurrence and during the continuance of any Default, Bank may apply all Collections to the Obligations in such order and manner as Bank may determine.  Bank has no duty to do any act other than to apply such amounts as required above.  If an item of Collections is not honored or Bank does not receive good funds for any reason, any amount previously transferred to Borrower's Account or applied to the Account Balance shall be reversed as of the date transferred or applied, as applicable, and, if applied to the Revolving Loan balance, the Finance Charge will accrue as if the Collections had not been so applied.  Bank shall have, with respect to any goods related to the Receivables, all the rights and remedies of an unpaid seller under the UCC and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit.

(d) Each Loan Party shall hold all of its cash and Cash Equivalents in a Deposit Account or Securities Account, and each Loan Party shall enter into, and cause each depository or securities intermediary other than Bank to enter into, a deposit account control agreement or securities account control agreement, as the case may be, in form and substance satisfactory to Agent (an "Account Control Agreement") with respect to each such Deposit Account and Securities Account maintained by such Person, prior to or concurrently with the establishment of such Deposit Account or Securities Account (or in the case of any such Deposit Account or Securities Account maintained as of the Closing Date, on or before the Closing Date).  Such Account Control Agreement shall provide for (i) "springing" cash dominion with respect to each disbursement account (each, a "Disbursement Account") and each Securities Account and (ii) "full" cash dominion with respect to each other account; provided, however, that prior to the initial funding of a Revolving Loan, all accounts may be subject to "springing" cash dominion. With respect to each Account Control Agreement providing for "springing" cash dominion, Agent will not deliver to the relevant depository institution a notice or other instruction which provides for exclusive control over such Disbursement Account or Securities Account by Agent until an Event of Default has occurred and is continuing. The Loan Parties shall not maintain cash on deposit in Disbursement Accounts in excess of outstanding checks and wire transfers payable from such Disbursement Accounts and amounts necessary to meet minimum balance requirements. Notwithstanding anything herein to the contrary, this Section 6.10 shall not apply to that certain deposit account number 3850-1458-7292 at Bank of America, provided that, at no time shall the balance in such account exceed $25,000 (the "Excluded Account").

(e) Borrower shall (i) open an account with Bank and deposit therein on the Closing Date an amount representing at least 50% of Borrower's its Subsidiaries' aggregate cash and Cash Equivalents at the Closing Date, (ii) maintain and shall cause each of its Subsidiaries to maintain at least 50% of Borrower's its Subsidiaries' aggregate cash and Cash Equivalents from time to time in such account (which, for avoidance of doubt, may include withdrawals of any cash and Cash Equivalents in excess of 50% from time to time) and (iii) endeavor to utilize and shall cause each of its Subsidiaries to endeavor to utilize Bank's International Banking Division for any international banking services required by Borrower, including, but not limited to, foreign currency wires, hedges, swaps, FX Contracts, and Letters of Credit.

6.11 Further Assurances.  Each Loan Party shall, upon request of Agent or any Lender furnish to Agent or such Lender such further information, execute and deliver to Agent such documents and instruments (including, without limitation, UCC financing statements and copies of invoices and supporting purchase orders, proof-of-delivery and acceptance documentation) and shall do such other acts and things as Agent may at any time reasonably request relating to the perfection or protection of the security interest created by any Loan Document or for the purpose of carrying out the intent of the Loan Documents.  If any Loan Party acquires any real property, such Loan Party shall notify Agent in writing and simultaneously with such acquisition, execute and/or deliver to Agent a mortgage or such other agreements and documents as Agent shall require to grant to Agent a security interest over such real property as security for the Obligations, and shall satisfy such other requirements as Agent shall reasonably request (including, without limitation, appraisal, insurance, environmental and survey requirements).

6.12 Adjustments. In the event any Adjustment or dispute is asserted by any Account Debtor, Borrower shall promptly advise Bank and shall, subject to Lender's approval, resolve such disputes and advise Bank of any Adjustments; provided that, unless Borrower has obtained the prior written consent of Bank, in no case will (i) the aggregate Adjustments made with respect to any Receivable exceed the greater of $5,000 or 2% of its original Receivable Amount and (ii) the aggregate amount of all such Adjustments exceed $100,000 during any fiscal year of Borrower.

7.             NEGATIVE COVENANTS.

7.1 Liens.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) create, incur, assume or permit to exist any Lien on any of its Property, other than Permitted Liens, or (b) enter into, assume or become subject to any agreement or other contractual obligation (other than this Agreement) prohibiting or otherwise restricting the existence of any Lien upon any of its Property (including, without limitation, any of its Intellectual Property), whether now owned or hereafter acquired.

7.2 Indebtedness.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly create, incur, assume, permit to exist, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except for Permitted Indebtedness.

7.3 Dispositions.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, Transfer any of its Property, except for Permitted Dispositions.

7.4 Change in Name, Location or Executive Office; Change in Business; Change in Fiscal Year.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) change its legal name, its jurisdiction of organization, its organizational structure or type, or any organizational identification number (if any) assigned by its jurisdiction of organization, (b) relocate its chief executive office without thirty (30) days prior written notification to Agent, (c) engage in any business other than or reasonably related or incidental to the businesses currently engaged in by such Person, (d) cease to conduct business substantially in the manner conducted by such Person as of the date of this Agreement (including, without limitation, terminating the employment of all or substantially all of its employees) or (e) change its fiscal year end.

7.5 Mergers and Investments.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, (a) merge or consolidate with or into any other Person (other than (i) mergers of a Subsidiary of Borrower into Borrower so long as Borrower is the surviving entity or (ii) any merger or consolidation occurring substantially contemporaneously with a transaction or series of transactions that result in the occurrence of the Termination Date), or (b) acquire, own or make any Investment in or to any Person other than Permitted Investments.

7.6 Restricted Payments.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) declare or pay any dividends or make any other distribution or payment on account of or redeem, retire, defease or purchase any Stock or Stock Equivalent (other than (i) the payment of dividends to Borrower, (ii) the payment or accretion of dividends or distributions payable solely in such Loan Party's Stock or Stock Equivalents (which shall, for avoidance of doubt, include non-cash accretion pursuant to the Company's Series A Preferred Stock) , (iii) the issuance of Stock upon the exercise or conversion of Stock Equivalents, and (iv) so long as no Default or Event of Default is then continuing or would result therefrom, the repurchase of Borrower's Stock and Stock Equivalents from current or former officers, employees or directors (or their permitted transferees or estates) upon their death, disability or termination of employment in an aggregate amount not to exceed $100,000 in any fiscal year), (b) purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness (other than with respect to the Obligations as described in Section 2.5) prior to its scheduled maturity, (c) purchase or make any payment on or with respect to any Subordinated Indebtedness, except as expressly permitted by the applicable Subordination Agreement, (d) pay any management, consulting or similar fees to any Affiliate or Material Stockholder of a Loan Party (other than (i) director's fees and reimbursement of actual out of pocket expenses incurred in connection with attending board of director meetings not to exceed in the aggregate, with respect to all such items, $300,000 in any fiscal year, (ii) bona fide consulting fees on arm's-length terms paid to such Affiliates or Material Stockholders for actual services rendered to the Loan Parties in the ordinary course of business in an aggregate amount not to exceed $50,000 in any fiscal year or (iii) ordinary course employee compensation paid to any officer of such Loan Party), or (e) be a party to or bound by an agreement that restricts a Loan Party or any Subsidiary of a Loan Party from paying dividends or otherwise making any payments or distributions to any Loan Party.

7.7 Transactions with Affiliates.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly enter into or permit to exist any transaction with or for the benefit of any Affiliate of a Loan Party except for transactions that are in the ordinary course of such Loan Party's or such Subsidiary's business, upon fair and reasonable terms that are no more favorable to such Affiliate than would be obtained in an arm's length transaction.

7.8 Compliance.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) fail to comply with the laws and regulations described in clauses (b) or (c) of Section 5.7, (b) use any portion of the Loans to purchase or carry, become engaged in the business of purchasing or selling, or extend credit for the purpose of purchasing or carrying Margin Stock, or (c) fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act, withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which would reasonably be expected to result in any liability of any Loan Party, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

7.9 Amendments to Other Agreements.  No Loan Party shall amend, modify or waive any provision of (a) any Material Agreement unless the net effect of such amendment, modification or waiver is not materially adverse to any Loan Party, Agent or Lender, (b) any of such Loan Party's organizational documents, unless the net effect of such amendment, modification or waiver is not adverse to any Loan Party, Agent or Lenders, or (c) any document relating to any Subordinated Indebtedness.

7.10              Financial Covenant.  Loan Parties shall not permit at any time the aggregate amount of (i) unrestricted cash and Cash Equivalents in their respective Deposit Accounts and Securities Accounts which are subject to Account Control Agreements plus (ii) Availability to be less than the positive value of the product of (x) three (3) multiplied by (y) the Monthly Cash Burn Amount.

7.11              Statcorp, Inc.  Statcorp, Inc. shall not have any Property with a value in excess of $5,000 and shall not have any liabilities in excess of $5,000.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly enter into or permit to exist any transaction with or for the benefit of Statcorp, Inc.

8.             DEFAULT AND REMEDIES.

8.1 Events of Default.  Each of the following shall be an "Event of Default":

(a) any Loan Party shall fail to pay (i) any principal when due, or (ii) any interest, fees or other Obligations (other than as specified in clause (i)) within a period of three (3) days after the due date thereof (other than on the Final Maturity Date or the Revolving Loan Commitment Termination Date);

(b) any Loan Party breaches any of its obligations under Section 6.1 (solely as it relates to maintaining its existence), Section 6.2, Section 6.3, Section 6.4, Section 6.8(a) and (d), Section 6.10 or Article 7;

(c) any Loan Party breaches any of its other obligations under any of the Loan Documents and fails to cure such breach within thirty (30) days after the earlier of (i) the date on which an officer of such Loan Party becomes aware of such failure and (ii) the date on which notice shall have been given to any Loan Party from Agent or the Requisite Lenders;

(d) (i)   any representation, warranty or statement made or deemed made by or on behalf of any Loan Party in any of the Loan Documents or otherwise in connection with any of the Obligations shall be incorrect or misleading in any material respect (or in any respect if qualified by "material" or "Material Adverse Effect") when made or deemed made, or (ii) any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than (A) inadvertent, immaterial errors not exceeding $25,000 in the aggregate in any Borrowing Base Certificate, and (B) errors understating the Borrowing Base);

(e) (i)   service of process is made that seeks to attach any funds of a Loan Party on deposit in any Deposit Account or Securities Account, (ii) a notice of Lien, levy, or assessment is filed against any Loan Party's assets by any Governmental Authority, and the same under the preceding subclauses (i) and (ii) are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise), or (iii) any portion of the assets of the Loan Parties with an aggregate value in excess of $100,000 is attached, seized, levied on, or comes into possession of a trustee or receiver;

(f) one or more judgments, orders or decrees shall be rendered against any Loan Party or any Subsidiary of a Loan Party that exceeds by more than $100,000 any insurance coverage applicable thereto (to the extent the relevant insurer has been notified of such claim and has not denied coverage therefor) or one or more non-monetary judgments, orders or decrees shall be rendered against any Loan Party or any Subsidiary of a Loan Party that could reasonably be expected to result in a Material Adverse Effect, and in either case (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (ii) such judgment, order or decree shall not have been vacated or discharged for a period of ten (10) consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof;

(g) (i) any Loan Party or any Subsidiary of a Loan Party shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, shall make a general assignment for the benefit of creditors, or shall cease doing business as a going concern, (ii) any proceeding shall be instituted by or against any Loan Party or any Subsidiary of a Loan Party seeking to adjudicate it as bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its Property and, in the case of any such proceedings instituted against (but not by or with the consent of) such Loan Party or such Subsidiary, either such proceedings shall remain undismissed or unstayed for a period of forty-five (45) days or more or any action sought in such proceedings shall occur, (iii) any Loan Party or any Subsidiary of a Loan Party shall take any corporate or similar action or any other action to authorize any action described in clauses (i) or (ii) above, or (iv) if Borrower is a public company, Borrower's Stock ceases to be traded on a major United States stock exchange for any period of 90 days;

(h) a Material Adverse Effect has occurred;

(i) (i)   any provision of any Loan Document shall fail to be valid and binding on, or enforceable against, a Loan Party that is a party thereto, (ii) any Loan Document purporting to grant a security interest to secure any Obligation shall fail to create a valid and enforceable security interest on any Collateral purported to be covered thereby or such security interest shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document, or (iii) the holder of any Subordinated Indebtedness shall breach the terms of the applicable Subordination Agreement, or any subordination provision set forth in the Subordination Agreement or any other document evidencing or relating to any Subordinated Indebtedness shall, in whole or in part, terminate or otherwise fail or cease to be valid and binding on, or enforceable against, any agent for or holder of the Subordinated Indebtedness (or such Person shall so state in writing), or any Loan Party shall state in writing that any of the events described in clauses (i), (ii) or (iii) above shall have occurred;

(j) (i)   any Loan Party or any Subsidiary of a Loan Party defaults under any Material Agreement (after any applicable grace period contained therein), and as a result of such default the other party thereto has the right to terminate such Material Agreement, (ii) (A) any Loan Party or any Subsidiary of a Loan Party fails to make (after any applicable grace period) any payment when due (whether due because of scheduled maturity, required prepayment, acceleration, demand or otherwise) on any Material Indebtedness, (B) any other event shall occur or condition shall exist under any contractual obligation relating to any Material Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of (without regard to any subordination terms with respect thereto), the maturity of such Material Indebtedness or (C) any Material Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, or (iii) any Loan Party defaults (beyond any applicable grace period) under any obligation for payments due or otherwise under any lease agreement that meets the criteria for the requirement of an Access Agreement under Section 6.6 and, as a result thereof, the landlord thereunder has the right to terminate such lease agreement;

(k) (i)   any of the chief executive officer, the president, the chief financial officer or the chief scientific officer of Borrower shall cease to be involved in the day to day operations (including research development) or management of the business of Borrower, unless a successor of such officer is appointed by the board of directors of Borrower and employed (x) on an interim basis within ninety (90) days of such cessation of involvement and (y) on a permanent basis within one hundred fifty (150) days of such cessation of involvement, and in each case such successor is in compliance with OFAC, money-laundering, anti-terrorism, SEC, drug/device laws and regulations, and other similar regulations (in each case, to the extent applicable to a natural Person), (ii) the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), other than the Permitted Holders, of more than thirty-five percent (35%) of the voting Stock of Borrower, or (iii) the occurrence of any "change of control" or any term of similar effect under any Subordinated Indebtedness document;

(l) (i)   a Regulatory Authority initiates a Regulatory Action or any other enforcement action against any Loan Party or any supplier of a Loan Party that causes any Loan Party to recall, withdraw, remove or discontinue marketing or conducting clinical research on any products that could reasonably be expected to result in losses or liabilities of the Loan Parties in an aggregate amount in excess of $500,000; (ii) a Regulatory Authority issues or undertakes a Regulatory Action with respect to any Loan Party or any of its activities or products which would reasonably be expected to have a Material Adverse Effect; (iii) any Loan Party conducts a mandatory or voluntary recall which would reasonably be expected to result in liability and expense to the Loan Parties of $500,000 or more; (iv) any Loan Party enters into a settlement agreement with a Regulatory Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of $500,000 or more, or that would reasonably be expected to have a Material Adverse Effect; or (v) a Regulatory Authority revokes any authorization or permission granted under any Registration, or any Loan Party withdraws any Registration, that would reasonably be expected to have a Material Adverse Effect.

8.2 Lender Remedies.  Subject to Section 8.3, upon the occurrence and during the continuance of any Event of Default, upon the written request of the Requisite Lenders, Agent shall terminate or suspend any Commitment (if outstanding) and/or declare any or all of the Obligations to be immediately due and payable, without demand or notice to any Loan Party, and the accelerated Obligations shall bear interest at the Default Rate, provided that, upon the occurrence of any Event of Default specified in Section 8.1(g), the Obligations shall be automatically accelerated.  After the occurrence and during the continuance of an Event of Default, Agent shall have (on behalf of itself and Lenders) all of the rights and remedies of a secured party under the UCC and under any other applicable Requirements of Law.  Without limiting the foregoing, upon the occurrence and during the continuance of an Event of Default, (a) at the written request of the Requisite Lenders, Agent shall, or (b) upon the termination of the Commitments or the acceleration of the Obligations pursuant to this Section 8.2, or upon receipt of written request of the Requisite Lenders to exercise remedies generally, Agent may, (w) notify any Account Debtor or any obligor on any instrument which constitutes part of the Collateral to make payments to Agent (for the benefit of itself and Lenders) or to any Lender directly, (x) with or without legal process, enter any premises where the Collateral may be and take possession of and remove the Collateral from the premises or store it on the premises, (y) sell the Collateral at public or private sale, in whole or in part, and have the right to bid and purchase at such sale, or (z) lease or otherwise dispose of all or part of the Collateral, applying proceeds from such disposition to the Obligations in accordance with Section 8.4.  If requested by Agent, Loan Parties shall promptly assemble the Collateral and make it available to Agent at a place to be designated by Agent.  Agent may also render any or all of the Collateral unusable at a Loan Party's premises and may dispose of such Collateral on such premises without liability for rent or costs.  Any notice that Agent is required to give to a Loan Party under the UCC of the time and place of any public sale or the time after which any private sale or other intended disposition of the Collateral is to be made shall be deemed to constitute reasonable notice if such notice is given in accordance with this Agreement at least ten (10) days prior to such action.  Effective only upon the occurrence and during the continuance of an Event of Default, each Loan Party hereby irrevocably appoints Agent (and any of Agent's Related Persons) as such Loan Party's true and lawful attorney to: (i) take any of the actions specified above in this paragraph; (ii) endorse such Loan Party's name on any checks or other forms of payment or security that may come into Agent's possession; (iii) settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Agent determines to be reasonable; and (iv) do such other and further acts and deeds in the name of such Loan Party that Agent may deem necessary or desirable to enforce its rights in or to any of the

Collateral or to perfect or better perfect Agent's security interest (on behalf of itself and Lenders) in any of the Collateral.  For the purpose of enabling Agent to exercise rights and remedies under this Section 8.2 at such time as Agent shall be lawfully entitled to exercise such rights and remedies, each Loan Party hereby grants to Agent (on behalf of itself and Lenders), (A) an irrevocable, nonexclusive, worldwide license (exercisable without payment of royalty or other compensation to such Loan Party), to use or sublicense any Intellectual Property now owned or hereafter acquired by such Loan Party and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof and (B) an irrevocable license (without payment of rent or other compensation to such Loan Party) to use, operate and occupy all real property owned, operated, leased, subleased or otherwise occupied by such Loan Party.  The appointment of Agent as each Loan Party's attorney in fact is a power coupled with an interest and is irrevocable until the Termination Date.   Notwithstanding anything to the contrary contained in this Section 8.2, Agent shall not be required to obtain the consent of any Lender or Requisite Lenders (A) to take any action to protect, preserve or take possession of any Collateral that is subject to an Exigent Circumstance or (B) any time after Western Alliance exercises any rights or remedies with respect to any Western Alliance Priority Collateral to exercise any rights or remedies specified in this Section 8.2 or otherwise.

8.3 Exercise of Remedies by Western Alliance.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, Western Alliance shall be free at all times until the payment in full of all Obligations (other than inchoate indemnity obligations) in connection with the Revolving Loans to exercise or to refrain from exercising any and all rights and remedies it may have with respect to the Western Alliance Priority Collateral under this Agreement or under applicable law, all of which rights and remedies are specifically reserved to Western Alliance (and continue to receive regularly scheduled payments).

8.4 Application of Proceeds.  Notwithstanding anything to the contrary herein, proceeds from any Transfer of the Collateral, including, without limitation, the Intellectual Property (other than Permitted Dispositions) and all payments made to or Proceeds of Collateral, including, without limitation, Intellectual Property received by Agent during the continuance of an Event of Default (i) may, as between Borrower on the one hand and Agent and Lenders on the other, be applied to the Obligations in Agent's sole and absolute discretion; and (ii) shall be applied in accordance with the terms of any intercreditor agreement (or similar agreement) between or among Agent and Lenders.  Borrower shall remain fully liable for any deficiency.  Each Loan Party irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral, including, without limitation, the Intellectual Property.

9.             THE AGENT.

9.1 Appointment of Agent.

(a) Each Lender hereby appoints Solar (together with any successor Agent pursuant to Section 9.7) as Agent under the Loan Documents and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Loan Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b) Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Lender is hereby authorized to make such payment to Agent except to the extent the Loan Documents specifically require a payment to be made directly to a Lender, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of Agent and Lenders with respect to any Obligation in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (iii) act as collateral agent for Agent and each Lender for purposes of the perfection of all Liens created by the Loan Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Lenders with respect to the Loan Parties and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver, all of the foregoing actions to be taken in Agent's reasonable business discretion; provided, however, that Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any Deposit Account maintained by a Loan Party or any Guarantor with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.  Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender).

(c) Under the Loan Documents, Agent (i) is acting solely on behalf of the Lenders, with duties that are entirely administrative in nature, notwithstanding the use of the defined term "Agent", the terms "agent", "Agent" and "collateral agent" and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.  Except as expressly set forth in the Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by Solar or any of its Affiliates in any capacity.

9.2 Binding Effect; Use of Discretion; E-Systems.

(a) Each Lender, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent or the Requisite Lenders (or, if expressly required in any Loan Document, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of the Requisite Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders.

(b) If Agent shall request instructions from the Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with any Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining.  Agent shall be fully justified in failing or refusing to take any action under any Loan Document (i) if such action would, in the opinion of Agent, be contrary to any Requirement of Law or any Loan Document, (ii) if such action would, in the opinion of Agent, expose Agent to any potential liability under any Requirement of Law or (iii) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under any Loan Document in accordance with the instructions of the Requisite Lenders or all affected Lenders, as applicable.

(c) Agent is hereby authorized by each Loan Party and each Lender to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Term Loans and other matters incidental thereto.  Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents (including, without limitation, Borrowing Base Certificates) and similar items on, by posting to or submitting and/or completion, on E-Systems.  Each Loan Party and each Lender acknowledges and agrees that the use of transmissions via an E-System or electronic mail is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse, and each Loan Party and each Lender assumes and accepts such risks by hereby authorizing the transmission via E-Systems or electronic mail.  Each "e‑signature" on any such posting shall be deemed sufficient to satisfy any requirement for a "signature", and each such posting shall be deemed sufficient to satisfy any requirement for a "writing", in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter. All uses of an E-System shall be governed by and subject to, in addition to this Section, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related contractual obligations executed by Agent, Loan Parties and/or Lenders in connection with the use of such E-System. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED "AS IS" AND "AS AVAILABLE".  NO REPRESENTATION OR WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E‑SYSTEMS.

9.3 Agent's Reliance, Etc.  Agent may, without incurring any liability hereunder, (a) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party) and (b) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.  None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them in connection with the duties of Agent under or in connection with any Loan Document, and each Lender and each Loan Party hereby waives and shall not assert (and each Loan Party shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment of a court of competent jurisdiction) in connection with the duties of Agent expressly set forth herein.  Without limiting the foregoing, Agent: (i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Requisite Lenders or for the actions or omissions of any of its Related Persons, except to the extent that a court of competent jurisdiction determines in a final non-appealable judgment that Agent acted with gross negligence or willful misconduct in the selection of such Related Person; (ii) shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document; (iii) makes no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Loan Party or any Related Person of any Loan Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Loan Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Event of Default, and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from any Loan Party or any Lender describing such Event of Default that is clearly labeled "notice of default" (in which case Agent shall promptly give notice of such receipt to all Lenders; provided that Agent shall not be liable to any Lender for failure to do so, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct as determined  by a final non-appealable judgment of a court of competent jurisdiction); and, for each of the items set forth in clauses (i) through (iv) above, each Lender and Borrower hereby waives and agrees not to assert (and Borrower shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.

9.4 Agent Individually.  Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Loan Party or any Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor.  To the extent Agent or any of its Affiliates makes any Term Loans or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms "Lender", "Requisite Lender" and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as Lender, or as one of the Requisite Lenders.

9.5 Lender Credit Decision; Agent Report.  Each Lender acknowledges that it shall, independently and without reliance upon Agent, any Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition, operations and affairs of each Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.  Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Loan Party or any Affiliate thereof that may come in to the possession of Agent or any of its Related Persons.  Each Lender agrees that it shall not rely on any field examination, audit or other report provided by Agent or its Related Persons (an "Agent Report").  Each Lender further acknowledges that any Agent Report (a) is provided to the Lenders solely as a courtesy, without consideration, and based upon the understanding that such Lender will not rely on such Agent Report, (b) was prepared by Agent or its Related Persons based upon information provided by the Loan Parties solely for Agent's own internal use, and (c) may not be complete and may not reflect all information and findings obtained by Agent or its Related Persons regarding the operations and condition of the Loan Parties.  Neither Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Agent Report or in any related documentation, (iii) the scope or adequacy of Agent's and its Related Persons' due diligence, or the presence or absence of any errors or omissions contained in any Agent Report or in any related documentation, and (iv) any work performed by Agent or Agent's Related Persons in connection with or using any Agent Report or any related documentation.  Neither Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender receiving a copy of any Agent Report. Without limiting the generality of the forgoing, neither Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Agent Report, or the appropriateness of any Agent Report for any Lender's purposes, and shall have no duty or responsibility to correct or update any Agent Report or disclose to any Lender any other information not embodied in any Agent Report, including any supplemental information obtained after the date of any Agent Report.  Each Lender releases, and agrees that it will not assert, any claim against Agent or its Related Persons that in any way relates to any Agent Report or arises out of any Lender having access to any Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Lender arising out of such Lender's access to any Agent Report or any discussion of its contents.

9.6 Indemnification.  Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party as required under the Loan Documents) promptly upon demand for its Pro Rata Share of any reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees, charges and disbursements of financial, legal and other advisors and any taxes or insurance paid in the name of, or on behalf of, any Loan Party) incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, amendment, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document.  Each Lender further agrees to indemnify Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party as required under the Loan Documents), ratably according to its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, to the extent not indemnified by the applicable Lender, taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by, or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to the foregoing; provided that no Lender shall be liable to Agent or any of its Related Persons under this Section 9.6 to the extent such liability has resulted from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a final non-appealable judgment of a court of competent jurisdiction.  To the extent required by any applicable Requirement of Law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason, or if Agent reasonably determines that it was required to withhold taxes from a prior payment to or for the account of any Lender but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent.  Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under the immediately preceding sentence of this Section 9.6.

9.7 Successor Agent.  Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective, in accordance with the terms of this Section 9.7.  If Agent delivers any such notice, the Requisite Lenders shall have the right to appoint a successor Agent.  If, after 30 days after the date of the retiring Agent's notice of resignation, no successor Agent has been appointed by the Requisite Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders.  Effective immediately upon its resignation, (a) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (b) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (c) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents, and (d) subject to its rights under Section 9.2(b), the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents.  Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

9.8 Release of Collateral.  Each Lender hereby consents to the release and hereby directs Agent to release (or in the case of clause (b)(ii) below, release or subordinate) the following:

(a)    any Guarantor or co-borrower if all of the Stock of such Subsidiary owned by any Loan Party is sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a valid waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to any Loan Document; and

(b)   any Lien held by Agent for the benefit of itself and the Lenders against (i) any Collateral that is sold or otherwise disposed of by a Loan Party or any Guarantor in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any Collateral subject to a Lien that is expressly permitted under clause (d) of the definition of the term "Permitted Lien" and (iii) all of the Collateral and all Loan Parties upon (A) termination of all of the Commitments, (B) payment in full in cash of all of the Obligations (other than inchoate indemnity Obligations) that Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, and (C) to the extent requested by Agent or a Lender, receipt by Agent and Lenders of liability releases from the Loan Parties in form and substance acceptable to Agent and the Lenders (the satisfaction of the conditions in this clause (iii), the "Termination Date").

9.9 Setoff and Sharing of Payments.  In addition to any rights now or hereafter granted under any applicable Requirement of Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.10(d), each Lender is hereby authorized at any time or from time to time upon the direction of Agent, without notice to any Loan Party or any other Person, any such notice being hereby expressly waived, to setoff and to appropriate and to apply any and all balances held by it at any of its offices for the account of the Loan Parties (regardless of whether such balances are then due to the Loan Parties) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of any Loan Party against and on account of any of the Obligations that are not paid when due.  Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender's or holder's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares of the Obligations.  Each Loan Party agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may purchase participations in accordance with the preceding sentence and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers' liens, counterclaims or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation.  Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

9.10 Advances; Payments; Non-Funding Lenders; Actions in Concert.

(a) Advances; Payments.  If Agent receives any payment with respect to a Term Loan for the account of the Lenders on or prior to 2:00 p.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender's Pro Rata Share of such payment on such Business Day. If Agent receives any payment with respect to a Term Loan for the account of Lenders after 2:00 p.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender's Pro Rata Share of such payment on the next Business Day.

(b) Return of Payments.

 (i)            If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Loan Party and such related payment is not received by Agent, then Agent will be entitled to recover such amount (including interest accruing on such amount at the rate otherwise applicable to such Obligation) from such Lender on demand without setoff, counterclaim or deduction of any kind.

 (ii)          If Agent determines at any time that any amount received by Agent under any Loan Document must be returned to a Loan Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of any Loan Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to a Loan Party or such other Person, without setoff, counterclaim or deduction of any kind and Agent will be entitled to set off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(c) Non-Funding Lenders.

 (i)           Unless Agent shall have received notice from a Lender prior to the date of any Term Loan that such Lender will not make available to Agent such Lender's Pro Rata Share of such Term Loan, Agent may assume that such Lender will make such amount available to it on the date of such Term Loan in accordance with Section 9.2(b), and Agent may (but shall not be obligated to), in reliance upon such assumption, make available a corresponding amount for the account of Borrower on such date.  If and to the extent that such Lender shall not have made such amount available to Agent, such Lender and Borrower severally agree to repay to Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the day such amount is made available to Borrower until the day such amount is repaid to Agent, at a rate per annum equal to the interest rate applicable to the Obligation that would have been created when Agent made available such amount to Borrower had such Lender made a corresponding payment available. If such Lender shall repay such corresponding amount to Agent, the amount so repaid shall constitute such Lender's portion of such Term Loan for purposes of this Agreement.

 (ii)         To the extent that any Lender has failed to fund any Loan or any other payments required to be made by it under the Loan Documents after any such Loan is required to be made or such payment is due (a "Non-Funding Lender"), Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender's Pro Rata Share of all payments received from the Loan Parties.  The failure of any Non‑Funding Lender to make any Loan or any payment required by it hereunder shall not relieve any other Lender (each such other Lender, an "Other Lender") of its obligations to make such Loan, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make such Loan or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a "Lender" (or be included in the calculation of "Requisite Lenders" hereunder) for any voting or consent rights under or with respect to any Loan Document.  At Borrower's request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent's consent and in Agent's sole discretion (but Agent or any such Person shall have no obligation) to purchase from any Non-Funding Lender, and each Lender agrees that if it becomes a Non-Funding Lender it shall, at Agent's request, sell and assign to Agent or such Person, all of the Term Loan Commitment (if any), and all of the outstanding Term Loan of that Non-Funding Lender for an amount equal to the aggregate outstanding principal balance of the Term Loan held by such Non-Funding Lender and all accrued  interest with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(d) Actions in Concert.  Anything in this Agreement to the contrary notwithstanding, other than as strictly provided under Section 8.3, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of any Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent or Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under any Loan Document shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders.

10.           MISCELLANEOUS.

10.1 Assignment.

(a) Each Lender may sell, transfer or assign, at any time or times, all or a portion of its rights and obligations hereunder and under the other Loan Documents (including, without limitation, all or a portion of its Commitments and its rights and obligations with respect to its Loans) to any Qualified Assignee; provided, however, that any such sale, transfer or assignment shall (i) require the execution of an assignment agreement in form and substance reasonably satisfactory to, and acknowledged by, Agent (an "Assignment Agreement"), (ii) be in an amount of not less than $1,000,000, unless such assignment is made to an existing Lender or an Affiliate of an existing Lender or is of the assignor's (together with its Affiliates') entire interest in such facility or is made with the prior written consent of Agent, (iii) unless otherwise agreed to by Agent, be in an equal proportion of such Lender's Revolving Loans and Terms Loan and its Revolving Loan Commitment and Term Loan Commitment, and (iv) include a payment to Agent of an assignment fee of $3,500 (unless otherwise agreed by Agent).  In the case of an assignment by a Lender under this Section 10.1(a), the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder.  The assigning Lender shall be relieved of its obligations hereunder with respect to the assigned portion of its Commitments and Loans from and after the date of such assignment.  Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a "Lender".  In the event any Lender assigns or otherwise transfers all or any part of the Commitments or Loans, Borrower shall, upon the assignee's or the assignor's request, execute new Notes in exchange for the Notes, if any, being assigned.  Agent may amend Schedule A to this Agreement to reflect assignments made in accordance with this Section 10.1.

(b) In addition to the other rights provided in this Section 10.1, each Lender may, without notice to or consent from any other Person, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all of its rights and obligations with respect to the Loans); provided, however, that, whether as a result of any term of any Loan Document or of such participation, (i) no such participant shall have a commitment, or be deemed to have made an offer to commit, to make any Loan hereunder, and, no such participant shall be liable for any obligation of such Lender hereunder, (ii) such Lender's rights and obligations, and the rights and obligations of the Loan Parties and Agent and other Lenders towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations, and in no case shall a participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such participant shall not be required (either directly, as a restraint on such Lender's ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii), (iii) and (iv) of Section 10.6(a).

10.2 Notices.  All notices or other communications given in connection with the Loan Documents shall be in writing, shall be addressed to the parties at their respective addresses set forth on the signature pages hereto below such parties' name or in the most recent Assignment Agreement executed by any Lender (unless and until a different address may be specified in a written notice to the other party delivered in accordance with this Section 10.2), and shall be deemed given (a) on the date of receipt if delivered by hand, (b) on the date of sender's receipt of confirmation of proper transmission if sent by facsimile transmission, (c) on the next Business Day after being sent by a nationally-recognized overnight courier, (d) on the fourth Business Day after being sent by registered or certified mail, postage prepaid, (e) on the date of proper transmission if sent by electronic mail, provided that transmissions may be made by electronic mail only for notices or other communications if such transmission is specifically authorized in a Loan Document and such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to Borrower, or (f) on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System, if posted to any E-System approved by or set-up by or at the direction of Agent.

10.3 Payment of Fees and Expenses.  Loan Parties agree, jointly and severally, to pay or reimburse upon demand for (x) all reasonable and out-of-pocket legal fees, costs and expenses and (y) all other reasonable fees, costs and expense, in each case incurred by Agent and Lenders in connection with (a) the preparation, negotiation, execution, administration of, or any amendment, modification, waiver or termination of, any Loan Document or any document entered into in connection therewith, (b) any legal advice relating to Agent's rights or responsibilities under any Loan Document, and (c) the enforcement, assertion, defense or preservation of Agent's and Lenders' rights and remedies under the Loan Documents, including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto, in each case of clauses (a) through (c), including, without limitation, reasonable attorneys' fees and expenses, reasonable fees and expenses of consultants, auditors (including internal auditors) and appraisers, internal audit reviews and field examinations and UCC and other corporate search and filing fees and wire transfer fees (collectively, "Lender Expenses").  Each Loan Party further agrees that such Lender Expenses shall constitute Obligations.

10.4 Indemnity.  Each Loan Party agrees, jointly and severally, to indemnify, hold harmless and defend Agent, each Lender, and each of their respective Related Persons (each an "Indemnitee") from and against all liabilities, losses, damages, expenses, penalties, claims, actions and suits (including, without limitation, related reasonable attorneys' fees and expenses) of any kind whatsoever arising, directly or indirectly, that may be imposed on, incurred by or asserted against such Indemnitee (whether brought by a Loan Party, an Affiliate of a Loan Party or any other Person) as a result of or in connection with any Loan Documents, any E-System, or any of the transactions contemplated hereby or thereby, including, without limitation, any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons or whether or not any such Person is a party thereto (the "Indemnified Liabilities"); provided that, no Loan Party shall have any obligation to any Indemnitee with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction.  In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).  Each Loan Party waives, releases and agrees (and shall cause each other Loan Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.5 Rights Cumulative.  Agent's and Lenders' rights and remedies under the Loan Documents or otherwise arising are cumulative and may be exercised singularly or concurrently.  Neither the failure nor any delay on the part of Agent or any Lender to exercise any right, power or privilege under any Loan Document shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of that or any other right, power or privilege.  NEITHER AGENT NOR ANY LENDER SHALL BE DEEMED TO HAVE WAIVED ANY OF ITS RESPECTIVE RIGHTS UNDER ANY LOAN DOCUMENT OR UNDER ANY OTHER AGREEMENT, INSTRUMENT OR PAPER SIGNED BY A LOAN PARTY UNLESS SUCH WAIVER IS EXPRESSED IN WRITING AND SIGNED BY AGENT, REQUISITE LENDERS OR ALL LENDERS, AS APPLICABLE.  A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

10.6 Amendments, Waivers.

(a) No amendment or waiver of any provision of any Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by Agent, Requisite Lenders (or by Agent with the consent of Requisite Lenders) and, in the case of an amendment, by Borrower; provided that no such amendment, waiver or consent shall, unless in writing and signed by all Lenders directly affected thereby (or by Agent with the consent of all Lenders directly affected thereby), in addition to Agent, Requisite Lenders (or by Agent with the consent of Requisite Lenders) and Borrower, do any of the following: (i) increase or decrease the amount of, or extend the term of, any Commitment (which shall be deemed to affect all Lenders), (ii) reduce the principal of or rate of interest on (other than waiving the imposition of the Default Rate) any Loan or reduce the amount of any fees payable under any Loan Document, (iii) postpone the date fixed for or reduce or waive any scheduled installment of principal or any payment of interest or fees due to any Lender under the Loan Documents, (iv) release or subordinate the Lien on all or substantially all of the Collateral, except as otherwise may be provided in any Loan Document (which shall be deemed to affect all Lenders), (v) release a Loan Party from, or consent to a Loan Party's assignment or delegation of, such Loan Party's obligations under the Loan Documents (which shall be deemed to affect all Lenders), except as otherwise may be provided in any Loan Document, (vi) amend, modify, terminate or waive Sections 8.3, 8.4, 9.9, or 10.6(a), or (vii) amend or modify the definition of "Requisite Lenders" or any provision providing for the consent or other action by all Lenders.

(b) Notwithstanding any provision in this Section 10.6 to the contrary, (i) no amendment, modification, termination or waiver affecting or modifying the rights or obligations of Agent under any Loan Document shall be effective unless signed by Borrower, Agent and Requisite Lenders, (ii) Agent may amend Schedule A to reflect assignments permitted hereunder, and (iii) Agent and Borrower may amend or modify any Loan Document to grant a new Lien, extend an existing Lien over additional Property or join additional Persons as Loan Parties, in each case for the benefit of Agent and Lenders.

10.7 Performance.  Time is of the essence of the Loan Documents.

10.8 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 10.1, and provided further that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.  No other Person shall be deemed a third party beneficiary of this Agreement.  This Agreement shall continue in full force and effect until the Termination Date; provided, however, that the provisions of Section 10.13 shall survive until the second anniversary of the Termination Date and this Section 10.8 and Sections 2.4(e), 9.6, 10.3, 10.4, 10.11 and 10.12 and the other indemnities contained in the Loan Documents shall survive the Termination Date.  The surrender, upon payment or otherwise, of any Note or any other Loan Document evidencing any of the Obligations shall not affect the right of Agent to retain the Collateral for such other Obligations as may then exist or as it may be reasonably contemplated will exist in the future, other than contingent indemnification obligations remaining after repayment in full of the Loans.  To the extent Agent or any Lender receives any payment in respect of the Obligations and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or otherwise required to be paid to any other Person, then to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

10.9 Creditor-Debtor Relationship.  The relationship between Agent and each Lender, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor.  Neither Agent nor any Lender has any fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between Agent or Lenders and Loan Parties by virtue of, any Loan Document or any transaction contemplated herein or therein.

10.10 Tombstones and Related Matters.  Each Loan Party consents to the publication by Agent or any Lender of any press releases, tombstone, advertising or other promotional materials (including, without limitation, via any electronic transmission) relating to the financing transaction contemplated by this Agreement using such Loan Party's name, logo or trademark.  No Loan Party shall, and no Loan Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document required to be filed with any Governmental Authority) using the name, logo or otherwise referring to Agent, any Lender or of any of their Affiliates, the Loan Documents or any transaction contemplated herein or therein to which any of them is a party without the prior written consent of Agent except to the extent required to do so under any applicable Requirement of Law and then, only after consulting with Agent with respect to any such disclosure other than ordinary course filings with the SEC.  Notwithstanding the foregoing, such consultation with the Loan Parties shall not be required for any disclosures by Agent or the Lenders required by the SEC or other governmental agency and any other public disclosure with investors, other governmental agencies or other related persons.

10.11 Waiver of Jury Trial.  EACH OF THE LOAN PARTIES, AGENT AND LENDERS UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG LOAN PARTIES, AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG LOAN PARTIES, AGENT AND/OR LENDERS.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE.  THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING.  THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION.  THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.12               Governing Law and Jurisdiction.

(a) GOVERNING LAW.  THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (EXCLUDING THOSE LOAN DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

(b) Submission to Jurisdiction.  Any legal action or proceeding with respect to the Loan Documents shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each Loan Party hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Notwithstanding the foregoing, Agent and Lenders shall have the right to bring any action or proceeding against any Loan Party (or any Property of such Loan Party) in the court of any other jurisdiction Agent or Lenders deem necessary or appropriate in order to realize on the Collateral or other security for the Obligations.  The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c) Service of Process.  Each Loan Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by any applicable Requirement of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein).  Each Loan Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d) Non-exclusive Jurisdiction.  Nothing contained in this Section 10.12 shall affect the right of Agent or Lenders to serve process in any other manner permitted by any applicable Requirement of Law or commence legal proceedings or otherwise proceed against any Loan Party in any other jurisdiction.

10.13 Confidentiality.  Each Lender and Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document except that such information may be disclosed (a) with Borrower's consent, (b) to such Lender's or Agent's Related Persons, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (c) to the extent such information presently is or hereafter becomes (i) publicly available other than as a result of a breach of this Section 10.13 or (ii) available to such Lender or Agent or any of their Related Persons, as the case may be, from a source (other than any Loan Party) not known by them to be subject to disclosure restrictions, (d) to the extent disclosure is required by any applicable Requirement of Law, or other legal, administrative, governmental or regulatory request, order or proceeding or otherwise requested or demanded by any Governmental Authority, (e) to the extent necessary or customary for inclusion in league table measurements, (f) (i) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (ii) otherwise to the extent consisting of general portfolio information that does not identify Loan Parties, (g) to current or prospective assignees or participants and to their respective Related Persons, in each case to the extent such assignees, participants or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 10.13 (and such Persons may disclose information to their respective Related Persons in accordance with clause (b) above), (h) to any other party hereto, (i) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Loan Parties or their Related Persons referring to a Lender or Agent or any of their Related Persons and (j) as permitted under Section 10.10.  In the event of any conflict between the terms of this Section 10.13 and those of any other contractual obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section 10.13 shall govern.

10.14 USA Patriot Act.  Each Lender that is subject to the Patriot Act hereby notifies Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act.

10.15 Severability.  Any provision of any Loan Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Loan Document or any part of such provision in any other jurisdiction.

10.16 Entire Agreement; Counterparts.  The Loan Documents constitute the entire agreement of the parties and supersede all prior agreements and understandings (whether written, verbal or implied) with respect to the subject matter thereof (including, without limitation, any proposal letter or confidentiality agreement between the parties hereto or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect).  Section headings contained in this Agreement have been included for convenience only, and shall not affect the construction or interpretation of this Agreement.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery of an executed signature page of this Agreement or any certificate or notice required to be delivered by a Loan Party in connection herewith by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

10.17 Duty of Agent With Respect to Collateral; Marshaling.  Agent's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as Agent deals with similar property for its own account.  The powers conferred on Agent hereunder are solely to protect Agent's interest in the Collateral and shall not impose any duty upon Agent to exercise any such powers.  Agent shall be accountable only for amounts that it receives as a result of the exercise of such powers, and neither Agent nor any Indemnitee shall be responsible to any Loan Party for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as finally determined by a non-appealable judgment of a court of competent jurisdiction.  In addition, Agent shall not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehousemen, carrier, forwarding agency, consignee or other bailee if such Person has been selected by Agent in good faith.  Agent may (but shall not be obligated to) pay taxes on behalf of any Loan Party, satisfy any Liens against the Collateral (other than Permitted Liens), purchase insurance to protect Agent's and Lenders' interest if Loan Parties fail to maintain the insurance required hereunder and may pay for the maintenance, insurance, protection and preservation of the Collateral and effect compliance with the terms of any Loan Document.  Each Loan Party agrees to reimburse Agent, on demand, for all costs and expenses incurred by Agent in connection with such payment or performance and agrees that such amounts shall constitute Obligations and authorizes Agent and each Revolving Lender to make a Revolving Loan to pay all such amounts, even if the result thereof would cause the outstanding principal balance of the Revolving Loans to exceed the Maximum Revolving Loan Balance at such time.  Each Loan Party hereby (a) waives any right under the UCC or any other applicable Requirement of Law to receive notice and/or copies of any filed or recorded financing statements, amendments thereto, continuations thereof or termination statements and (b) releases and excuses Agent and each Lender from any obligation under the UCC or any other applicable law to provide notice or a copy of any such filed or recorded documents. Neither Agent nor any Lender shall be under any obligation to marshal any property in favor of any Loan Party or any other Person or against or in payment of any Obligation.

10.18 Joint and Several; Waiver of Defense.  The obligations of the Loan Parties under the Loan Documents are joint and several.  Each Loan Party waives (a) any suretyship defenses available to it under the UCC or any other applicable Requirement of Law, and (b) any right to require Agent and Lenders to proceed against any other Loan Party or any other Person, proceed against or exhaust any security, or pursue any other remedy.  Agent and Lenders may exercise or not exercise any right or remedy they have against any Loan Party, any Collateral or any other security (including the right to foreclose by judicial or non-judicial sale) without affecting any other Loan Party's liability.  Notwithstanding any other provision of any Loan Document, each Loan Party irrevocably waives all rights that it may have under any Requirement of Law or in equity (including, without limitation, any Requirement of Law subrogating any Loan Party to the rights of Agent and Lenders under any Loan Document) to seek contribution, indemnification or any other form of reimbursement from any other Loan Party, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by any Loan Party with respect to the Obligations in connection with any Loan Document or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by any Loan Party with respect to the Obligations in connection with any Loan Document or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void.  If any payment is made to a Loan Party in contravention of this Section, such Loan Party shall hold such payment in trust for Agent and Lenders and such payment shall be promptly delivered to Agent for application to the Obligations, whether matured or unmatured.

11.           Defined Terms.  The following terms are defined in the Sections or subsections referenced opposite such terms:

"Account Control Agreement"	Section 6.10
"Agent"	Preamble
"Agreement"	Preamble
"Assignment Agreement"	Section 10.1(a)
"Bank"	Preamble
"Borrower"	Preamble
"Cash Management Services"	Section 2.1(b)(iii)
"Closing Date"	Section 4.1
"Disbursement Account"	Section 6.10(a)
"Event of Default"	Section 8.1
"Excluded Account"	Section 6.10(d)
"Final Payment Fee"	Section 2.6(c)
"FX Forward Contract"	Section 2.1(b)(iv)
"Guarantor" and "Guarantors"	Preamble
"Indemnitee"	Section 10.4
"Indemnified Liabilities"	Section 10.4
"Initial Principal Payment Date"	Section 2.4(b)
"Intellectual Property Security Agreements"	Section 3.1
"Intercompany Note"	Definition of "Permitted Indebtedness"
"Lender" and "Lenders"	Preamble
"Lender Expenses"	Section 10.3
"Letter of Credit"	Section 2.1(b)
"Letter of Credit Agreement"	Section 2.1(b)
"Loan Party" and "Loan Parties"	Preamble
"Lockbox Agreement"	Section 6.10(b)
"Maximum Lawful Rate"	Section 2.3(e)
"Maximum Revolving Loan Balance"	Section 2.1(b)
"Monthly Term Loan Amortization Amount"	Section 2.4(b)
"Non-Funding Lender"	Section 9.10(c)
"Number of Payments"	Section 2.4(b)
"Other Lender"	Section 9.10(c)
"Patriot Act"	Section 5.7(c)
"Reinvestment Period"	Section 6.4
"Revolving Loan" and "Revolving Loans"	Section 2.1(b)
"SDN List"	Section 5.7(b)
"Settlement Date"	Section 9.10(a)(ii)
"Solar"	Preamble
"Term Loan"	Section 2.1(a)
"Termination Date"	Section 9.8(b)
"Western Alliance"	Preamble

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

"Access Agreement" means a landlord consent and/or bailee letter, substantially in the forms of Exhibit C-1 and C-2 respectively, in favor of Agent executed by the applicable landlord or bailee and the applicable Loan Party.

"Account" means, as at any date of determination, all "accounts" (as such term is defined in the UCC) of the Loan Parties, including, without limitation, the unpaid portion of the obligation of a customer of a Loan Party in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Loan Party, as stated on the respective invoice of a Loan Party, net of any credits, rebates or offsets owed to such customer.

"Account Debtor" has the meaning in the UCC and includes any person liable on any Receivable, including without limitation, any guarantor of any Receivable and any issuer of a letter of credit or banker's acceptance assuring payment thereof.

"Advance Rate" means eighty percent (80%), or such greater or lesser percentage as Bank may from time to time establish in its sole discretion with respect to Borrower upon notice to Borrower.

"Advance Request" means a writing in form and substance satisfactory to Bank and signed by an authorized officer of Borrower requesting a Revolving Loan.

"Affiliate" means, with respect to any Person, (a) each officer, director, partner or joint-venturer of such Person (and in the case of any Person that is a limited liability company, each manager and member of such Person), and (b) any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

"Approved Fund" is any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

"Automatic Payment Authorization Agreement" means an automatic payment authorization agreement, substantially in the form of Exhibit D, executed by Borrower.

"Availability" means, as of any date of determination, the amount by which (a) the Maximum Revolving Loan Balance exceeds (b) the aggregate outstanding principal balance of Revolving Loans.

"Borrowing Base" means at any time the Eligible Receivable Amount multiplied by the Advance Rate, minus such reserves as Bank may deem proper and necessary from time to time.

"Borrowing Base Certificate" means a certificate of Borrower, on behalf of each Loan Party, in substantially the form of Exhibit F hereto.

"Business Day" means and includes any day other than Saturdays, Sundays, or other days on which commercial banks in New York, New York are required or authorized to be closed.

"Cash Equivalents" means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least "A-1" from S&P or at least "P-1" from Moody's, (c) any commercial paper rated at least "A-1" by S&P or "P-1" by Moody's and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers' acceptance issued or accepted by (i) Agent or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) "adequately capitalized" (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 or (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody's the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) and (d) above shall not exceed 365 days.  For the avoidance of doubt, "Cash Equivalents" does not include (and each Loan Party is prohibited from purchasing or purchasing participations in) any auction rate securities or other corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a Dutch auction.

Cash Management Sublimit" means Fifty Thousand Dollars ($50,000).

"Collateral" means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted or purported to be granted in favor of Agent for the benefit of Agent and Lenders pursuant to any Loan Document.

"Collection Account" means the account of Bank into which, pursuant to the Lockbox Agreement, all Collections received in the Lockbox are to be deposited, and as to which Borrower has no right to withdraw funds.

"Collections" means all payments from or on behalf of an Account Debtor with respect to Receivables.

"Commitments" means the Term Loan Commitments and the Revolving Loan Commitments.

"Default" means any event, which with the giving of notice or the passage of time, or both, would constitute an Event of Default.

"Default Rate" means a rate of interest equal to 5.0% per annum above the rate of interest otherwise in effect for the applicable Obligation.

 "Dollars" and "$" each mean lawful money of the United States of America.

"EBITDA" means, with respect to Borrower and its consolidated Subsidiaries for any period, the total of the following, all of which shall be determined in accordance with GAAP: (a) the consolidated net income (loss) of Borrower and its consolidated Subsidiaries for such period, plus (b) without duplication, to the extent included in the calculation of consolidated net income of Borrower and its consolidated Subsidiaries for such period, the sum of the following amounts of Borrower and its consolidated Subsidiaries for such period, (i) income taxes paid or accrued (excluding any amounts Borrower or any of its consolidated Subsidiaries includes in its sales, general and administrative expenses), (ii) interest expense (net of interest income), paid or accrued, (iii) amortization and depreciation expense, (iv) compensation paid in Stock, and (v) other non-cash charges as approved by Agent in its sole discretion.  EBITDA shall be measured on an accrual accounting basis.

"Eligible Receivable Amount" means at any time the sum of the Receivable Amounts of the Eligible Receivables.

"Eligible Receivable" means a Receivable that satisfies all of the following:

(a) The Receivable has been created by Borrower in the ordinary course of Borrower's business and without any obligation on the part of Borrower to render any further performance.

(b) There are no conditions which must be satisfied before Borrower is entitled to receive payment of the Receivable, and the Receivable does not arise from COD sales, consignments or guaranteed sales.

(c) To the extent the Account Debtor upon the Receivable does not claim any defense to payment of the Receivable, whether well founded or otherwise.

(d) To the extent Account Debtor of the Receivable has not asserted or may not be reasonably be expected to assert any counterclaims or offsets against Borrower (including offsets for any "contra accounts" owed by Borrower to the Account Debtor for goods purchased by Borrower or for services performed for Borrower).

(e) The Receivable represents a genuine obligation of the Account Debtor and to the extent any credit balances exist in favor of the Account Debtor, such credit balances shall be deducted in calculating the Receivable Amount.

(f) Borrower has sent an invoice to the Account Debtor in the amount of the Receivable.

(g) To Borrower's knowledge, Borrower is not prohibited by the laws of the state where the Account Debtor is located from bringing an action in the courts of that state to enforce the Account Debtor's obligation to pay the Receivable.

(h) The Receivable is owned by Borrower free of any title defects or any liens or interests of others except the security interest in favor of Bank, and Bank has a perfected, first priority security interest in such Receivable.

(i) The Account Debtor on the Receivable is not any of the following:  (1) an employee, Affiliate, parent or subsidiary of Borrower; (2) the U.S. government or any agency or department of the U.S. government unless otherwise agreed to in writing by Lender on a case-by-case basis; (3) any Person located in a foreign country other than Canada unless (A) the Receivable is supported by an irrevocable letter of credit issued by a bank acceptable to Lender, and if requested by Lender, the original of such letter of credit and/or any usance drafts drawn under such letter of credit and accepted by the issuing or confirming bank have been delivered to Lender; or (B) the Receivable is supported by other insurance, bond or assurance acceptable to Lender; or (4) an Account Debtor as to which 35% or more of the aggregate dollar amount of all outstanding Receivables owing from such Account Debtor have not been paid within 90 days from invoice date (or 120 days from invoice date in the case of a Material Hospital Center).

(j) The Receivable is not in default (a Receivable will be considered in default if any of the following occur:  (i) the Receivable is not paid within 90 days from its invoice date (or 120 days from invoice date in the case of a Material Hospital Center); (ii) the Account Debtor obligated upon the Receivable suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or (iii) any petition is filed by or against the Account Debtor obligated upon the Receivable under any bankruptcy law or any other law or laws for the relief of debtors).

(k) The Receivable does not arise from the sale of goods which remain in Borrower's possession or under Borrower's control.

(l) The Receivable is not evidenced by a promissory note or chattel paper, nor is the Account Debtor obligated to Borrower under any other obligation which is evidenced by a promissory note.

(m) the Receivable is not that portion of Receivables due from an Account Debtor which is in excess of 25% of Borrower's aggregate dollar amount of all outstanding Receivables.

(n) The Receivable is otherwise acceptable to Bank.

"ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

"E-System" means any electronic system approved by Agent, including any Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

"Exigent Circumstance" means any event or circumstance that, in the reasonable judgment of Agent, imminently threatens the ability of Agent to realize upon all or any material portion or material piece of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of any Loan Party after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Agent, could result in a material diminution in value of the Collateral (including, for the avoidance of doubt and without limitation, circumstances where Agent reasonably believes the Loan Parties' remaining cash and Cash Equivalents are being, or are likely to be, significantly and imminently diminished).

"Existing Indebtedness" means all of the Indebtedness and other obligations owed under that certain Loan and Security Agreement, dated as of June 24, 2014, between Borrower and Solar, in its capacity as agent and lender under such existing loan and security agreement, as amended.

"Existing Lender" means Solar, in its capacities as agent and lender under the Existing Loan Agreement.

"Existing Loan Agreement" means that certain Loan and Security Agreement, dated as of June 24, 2014, between Borrower and Existing Lender, as amended.

"Extension Option" means the extension of the initial interest-only period and postponement of the Initial Principal Payment Date as set forth in Section 2.1(b).

"Final Maturity Date" means July 1, 2020.

"FX Sublimit" means Two Hundred Fifty Thousand Dollars ($250,000), inclusive of amounts under the Letter of Credit Sublimit.

"GAAP" means generally accepted accounting principles in the United States of America, as in effect from time to time.

"Governmental Authority" means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity and any self-regulatory organization.

"Guaranty Agreement" means a guaranty agreement, in form and substance satisfactory to Agent, made by Guarantors in favor of Agent, for the benefit of Agent and Lenders.

"Indebtedness" means, with respect to any Person, at any date, without duplication, (a) all indebtedness for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations to pay the deferred purchase price of Property or services, including earnouts or similar payments (other than trade payables incurred in the ordinary course of business), (d) all capital lease obligations, (e) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (f) all contingent or non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, surety bond or other similar instrument, (g) all equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person, (h) all indebtedness secured by a Lien on any asset of such Person, whether or not such indebtedness is an obligation of such Person, (i) all obligations under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, and (j) all indebtedness, obligations or liabilities of others guaranteed, endorsed (other than in the ordinary course of business), co-made, discounted with recourse or sale with recourse by such Person or for which such Person is otherwise directly or indirectly liable.

"Indemnified Taxes" means any and all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (other than taxes measured by net income and franchise taxes imposed in lieu of net income taxes, in each case imposed on Agent or any Lender as a result of a present or former connection between Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein, except for such connection arising solely from Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document).

"Initial Loans" means the Term Loan and the Revolving Loans (if any) made on the Closing Date.

"Intellectual Property" means (a) all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, trade names, service marks, mask works, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not, and (b) the goodwill of the business of any Person connected with and symbolized thereby, know-how, operating manuals, trade secret rights, clinical and non-clinical data, and rights to unpatented inventions.

"Interest Period" means, as applicable, (a) the period commencing on the Closing Date and ending on the day immediately preceding the first Business Day of the next succeeding calendar month, or (b) subsequent to the period described in clause (a), the period commencing on the first Business Day of the calendar month and ending on the day immediately preceding the first Business Day of the next succeeding calendar month.

"Investment" means, with respect to any Person, directly or indirectly, (a) to purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, (b) to make or commit to make any acquisition of all or substantially all of the assets of another Person, or of any business, division or other unit operation of any Person or (c) to make or purchase any advance, loan, extension of credit or capital contribution to, or any other investment in, any Person.

 "Letters of Credit Obligation" means, at any time, the sum of, without duplication, (i) the maximum amount available to be drawn on all outstanding Letters of Credit issued by Bank or by Bank's Affiliate and (ii) the aggregate amount of all amounts drawn and unreimbursed with respect to Letters of Credit issued by Bank or by Bank's Affiliate.

"Letter of Credit Sublimit" means Two Hundred Fifty Thousand Dollars ($250,000), inclusive of amounts under the FX Sublimit.

 "Lockbox" is defined in the Lockbox Agreement.

 "LIBOR Rate" means the rate per annum rate published by the Intercontinental Exchange Benchmark Administration Ltd. (the "Service") (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) for a term of one month, which determination shall be conclusive in the absence of manifest error.

"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a capital lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

"Loan" means the Term Loan, each Revolving Loan, and any other loan made or deemed made by any Lender hereunder.

"Loan Documents" means this Agreement, the Notes (if any), the Warrants, the Intellectual Property Security Agreements, the Account Control Agreements, the Access Agreements, the Perfection Certificate, the Pledge Agreement (if any), the Guaranty Agreement (if any), any Subordination Agreement, any Borrowing Base Certificate and all other agreements, instruments, documents and certificates delivered to Agent or any Lender from time to time in connection with any of the foregoing.

"Margin Stock" means "margin stock" within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

"Material Adverse Effect" means a material adverse effect on (a) the operations, business, assets, properties, or condition (financial or otherwise) of Borrower, individually, or the Loan Parties, taken as a whole, (b) the ability of a Loan Party to perform any of its obligations under any Loan Document to which it is a party, (c) the legality, validity or enforceability of any Loan Document, (d) the rights and remedies of Agent or Lenders under any Loan Document or (e) the validity, perfection or priority of any Lien in favor of Agent, on behalf of itself and Lenders, on any of the Collateral.

"Material Agreement" means (a) any agreement or contract to which a Loan Party is a party and involving the receipt or payment of amounts in the aggregate exceeding $500,000 per year, (b) any agreement or contract to which a Loan Party is a party of which the breach, nonperformance, termination or failure to renew would reasonably be expected to have a Material Adverse Effect, or (c) each agreement relating to any Subordinated Indebtedness.

"Material Hospital Center" means each of Mount Sinai hospital group, Westchester Medical Center, Maimonides and NY Presbyterian Hospital.

"Material Indebtedness" means (a) any Subordinated Indebtedness and (b) any other Indebtedness (other than the Obligations) of a Loan Party or any of its Subsidiaries having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $200,000.

"Material Stockholder" means any Person and its Affiliates that collectively beneficially own Stock or Stock Equivalents of a Loan Party in excess of 10% of all such outstanding Stock (on a fully diluted basis).

"Monthly Cash Burn Amount" means, with respect to Borrower and its consolidated Subsidiaries, as of any date of determination, an amount equal to (a) the sum of (i) EBITDA of Borrower and its consolidated Subsidiaries for the immediately preceding six month period, less (ii) (A) cash  taxes paid or payable, (B) non-financed capital expenditures, (C) cash interest payments, (D) cash dividends or distributions paid to the extent permitted to be paid hereunder, and (E) to the extent such payments are not deducted in the calculation of EBITDA, license payments, in each case paid by Borrower or any of its consolidated Subsidiaries during the immediately preceding six month period, and less (iii) the current portion of interest bearing liabilities due and payable in the immediately succeeding three month period (without giving effect to any Extension Option unless such Extension Option has been implemented), divided by (b) six.

"Note" means a promissory note of Borrower, in form and substance satisfactory to Agent, payable to a Lender in a principal amount equal to the amount of such Lender's Term Loan Commitment or Revolving Loan Commitment, as applicable.

"OFAC" means U.S. Treasury Department's Office of Foreign Assets Control.

"Obligations" means all Loans and all other debts, obligations and liabilities of any kind whatsoever owing by the Loan Parties to Agent and Lenders under the Loan Documents (other than the Warrants), whether for principal, interest, fees, expenses, prepayment premiums, indemnities, reimbursements or other sums, and whether or not such amounts accrue after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not allowed in such case or proceeding, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and howsoever acquired, and whether or not evidenced by any instrument or for the payment of any money.

"Overadvance" means at any time an amount equal to the greater of (a) the amounts (if any) by which the total amount of the outstanding Revolving Loans (including deemed Revolving Loans with respect to the FX Sublimit and the Letter of Credit Sublimit and the total amount of the Cash Management Sublimit) exceeds the lesser of the Maximum Revolving Loan Balance or the Borrowing Base or (b) the amounts (if any) by which the total amount of the outstanding deemed Revolving Loans with respect to the FX Sublimit, the Letter of Credit Sublimit or the Cash Management Sublimit) exceeds the Subfacility Maximum.

"Perfection Certificate" means a perfection certificate in the form provided by Agent, completed and duly executed by each Loan Party.

"Permitted Contest" means the contesting in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of the applicable Loan Party in accordance with GAAP and which do not involve, in the reasonable judgment of Agent, any risk of the sale, forfeiture or loss of any of the Collateral.

"Permitted Discretion" means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based secured lender) business judgment.

"Permitted Dispositions" means (a) sales of Inventory in the ordinary course of business, (b) sales of Equipment that are no longer used or materially useful in the business of a Loan Party for cash and fair value so long as no Default or Event of Default has occurred and is continuing at the time of such sale or would result after giving effect thereto, (c) licenses of the Intellectual Property of a Loan Party in the ordinary course of business of the applicable Loan Party, provided that (i) any such license is non-exclusive (but may be exclusive in respects other than territory and may be exclusive as to territory only as to discrete geographical areas outside of the United States, provided further that in the case of any such permitted exclusive license, such license shall be approved by the board of directors of the applicable Loan Party) and does not result in a legal transfer of title of the licensed Intellectual Property, (ii) no Default or Event of Default has occurred and is continuing at the time of such license or would result after giving effect thereto, and (iii) the terms of such license do not restrict the applicable Loan Party's ability to grant a Lien on, assign or otherwise Transfer such license or any Intellectual Property and (d) any dispositions of property occurring substantially contemporaneously with a transaction or series of transactions that result in the occurrence of the Termination Date.

"Permitted Holder" means each of the following: (a) Thomas, McNerney & Partners and any investment funds managed or controlled directly or indirectly thereby, and (b) Deerfield Management Company, L.P. and any investment funds managed or controlled directly or indirectly thereby.

"Permitted Indebtedness" means (a) the Obligations, (b) Indebtedness existing on the Closing Date and set forth on Schedule 7.2 and any extensions, refinancings or renewals thereof; provided that no such extension, refinancing or renewal shall increase the principal amount thereof, shorten the maturity thereof, be secured by a lien on any Property other than the Property being refinanced or otherwise be on terms less favorable to the applicable Loan Party than the applicable Indebtedness as of the Closing Date, (c) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by any Loan Party or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed $100,000 at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made), (d) Indebtedness owing by any Loan Party to another Loan Party, provided that (i) each Loan Party shall have executed and delivered to each other Loan Party a demand note (each, an "Intercompany Note") to evidence such intercompany loans or advances owing at any time by each Loan Party to the other Loan Parties, which Intercompany Note shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent pursuant to a Pledge Agreement as additional Collateral for the Obligations, (ii) any and all Indebtedness of any Loan Party to another Loan Party shall be subordinated to the Obligations pursuant to the subordination terms set forth in each Intercompany Note, and (iii) no Default or Event of Default shall result after giving effect to any such Indebtedness, (e) Subordinated Indebtedness, (f) Indebtedness incurred in connection with corporate credit card facilities in an aggregate amount not in excess of $250,000 at any time and (g) Indebtedness incurred in connection with the financing of insurance premiums in an aggregate amount not in excess of $250,000.

"Permitted Investments" means (a) Investments existing on the Closing Date and set forth on Schedule 7.5, (b) subject to Section 6.10, Investments in cash and Cash Equivalents, (c) endorsements for collection or deposit in the ordinary course of business consistent with past practice, (d) extensions of trade credit (other than to Affiliates of a Loan Party) in the ordinary course of business, (e) Investments received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business, (f) loans and advances to employees of any Loan Party to finance travel, entertainment and relocation expenses and other business purposes in the ordinary course of business in an aggregate outstanding principal amount not to exceed $75,000 at any time, (g) Investments consisting of non-cash loans made by Borrower to officers, directors and employees of a Loan Party which are used by such Persons to purchase simultaneously the Stock of Borrower, (h) advances by a Loan Party to another Loan Party in accordance with the terms and conditions described in clause (d) of the definition of "Permitted Indebtedness", and (i) joint ventures or strategic alliances in the ordinary course of business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, but in no event consisting of Investments of cash, Cash Equivalents or tangible assets.

"Permitted Liens" means each of the following: (a) Liens created pursuant to any Loan Document, (b) Liens existing on the Closing Date and set forth on Schedule 7.1, and, to the extent any such Liens secure Indebtedness set forth on Schedule 7.2, replacement Liens solely on the Property subject to such Liens as of the Closing Date, (c) Liens (i) with respect to the payment of taxes, assessments or other governmental charges or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law and arising in the ordinary course of business, and securing amounts that are not yet due or that are subject to a Permitted Contest, (d) Liens securing Indebtedness permitted under clause (c) of the definition of "Permitted Indebtedness", provided that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneous with, or within 20 days after, the acquisition, repair, improvement or construction of, such property financed by such Indebtedness and (ii) such Liens do not extend to any Property of a Loan Party other than the Property (and proceeds thereof) acquired or built, or the improvements or repairs, financed by such Indebtedness, (e) Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC, (f) pledges or cash deposits made in the ordinary course of business (i) in connection with workers' compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA), (ii) to secure the performance of bids, tenders, leases (other than capital leases), sales or other trade contracts (other than for the repayment of borrowed money) or (iii) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation), (g) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 8.1(f) and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings, (h) Liens arising by reason of zoning restrictions, easements, licenses, reservations, restrictions, covenants, rights-of-way, encroachments, minor defects or irregularities in title (including leasehold title) and other similar encumbrances on the use of real property that do not materially (i) impair the value or marketability of such real property or (ii) interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property, (i) licenses described in clause (c) of the definition of "Permitted Disposition" and (j) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto, to the extent the Indebtedness incurred in connection therewith is permitted pursuant to clause (g) of the definition of "Permitted Indebtedness".

"Person" means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

"Pledge Agreement" means a pledge agreement in form and substance satisfactory to Agent executed by each Loan Party and Agent.

"Property" means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

"Pro Rata Share" means:

(a) with respect to the Warrants in any respect, or with respect to a Lender's obligation to make the Term Loan and right to receive payments of interest, fees and principal with respect thereto, the percentage obtained by dividing (i) the aggregate outstanding principal amount of the Term Loan owing to such Lender at such time by (ii) the aggregate outstanding principal amount of the Term Loan owing to all Lenders at such time;

(b) with respect to a Lender's obligation to make Revolving Loans and right to receive payments of interest, fees and principal with respect thereto at any time, the percentage obtained by dividing (a) the Revolving Loan Commitment of such Lender then in effect (or, if such Revolving Loan Commitment is terminated at such time, the aggregate outstanding principal amount of the Revolving Loans at such time owing to such Lender) by (b) the Revolving Loan Commitments of all Lenders at such time (or, if the Revolving Loan Commitments of all such Lenders are terminated at such time, the aggregate outstanding principal amount of the Revolving Loans owing to all Lenders at such time); and

(c) with respect to all other matters at any time, the percentage obtained by dividing (i) such Lender's Commitments at such time (or if any Commitment of such Lender is terminated at such time, the aggregate outstanding principal amount of the applicable Loan at such time owing to such Lender), by (ii) the Commitments of all Lenders at such time (or, if any Commitments of all such Lenders are terminated at such time, the aggregate outstanding principal amount of the applicable Loan owing to all Lenders at such time).

"Public Health Laws" means all Requirements of Law relating to the procurement, development, clinical and non-clinical evaluation or investigation, product approval or clearance, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, reimbursement, sale, labeling, advertising, promotion, or postmarket requirements of any drug, medical device, food, dietary supplement, or other product (including, without limitation, any ingredient or component of, or accessory to, the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. et seq.) and similar state or foreign laws, controlled substances laws, pharmacy laws, or consumer product safety laws.

"Qualified Assignee" means (a) any Lender (other than a Non-Funding Lender), (b) any Affiliate of any Lender (other than a Non-Funding Lender), (c) any commercial bank, savings and loan association or savings bank or any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act of 1933, as amended) which regularly extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case of this clause (c), which either (i) has a rating of BBB or higher from Standard & Poor's Rating Group and a rating of Baa2 or higher from Moody's Investor Service, Inc. at the date that it becomes a Lender, or (ii) together with its Affiliated entities, holds loan assets in excess of $250,000,000 or (d) any other Person (other than a natural person) approved by Agent, provided however, that notwithstanding the foregoing, unless approved by Agent, "Qualified Assignee" shall not include (A) any Person who is not capable of lending to Borrower without the imposition of any withholding or similar taxes, or (B) any Loan Party or any Affiliate of a Loan Party or any Person or Affiliate of such Person that holds any subordinated debt or Stock or Stock Equivalents issued by any Loan Party or its Affiliates (other than any Person that is a Lender on the Closing Date or any Affiliate thereof).

"Receivable" means Borrower's rights to payment arising in the ordinary course of Borrower's business, including accounts, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, and bankers acceptances.

"Receivable Amount" means as to any Receivable, the amount due from the Account Debtor after deducting all discounts, credits, offsets, payments or other deductions of any nature whatsoever, whether or not claimed by the Account Debtor.

"Reference Rate" means the greater of 3.50% per year or the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced by Bank as its Prime Rate if the Wall Street Journal rate is not available.  Bank may price loans to its customers at, above, or below the Prime Rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Bank's Prime Rate.

 "Registrations" means registrations, authorizations, approvals, licenses, permits, clearances, certificates, and exemptions issued or allowed by a Regulatory Authority (including, without limitation, new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals, registrations and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits).

"Regulatory Action" means an administrative or regulatory action, proceeding, investigation or non-routine inspection, FDA Form 483 inspectional observation or other formal notice of serious deficiencies, warning letter, untitled letter, notice of violation letter, recall, alert, seizure, Section 305 notice or other similar communication, or consent decree issued by a Regulatory Authority.

"Regulatory Authority" means the U.S. Food and Drug Administration or any successor thereto or any comparable Governmental Authority that is concerned with the safety, efficacy, reliability, manufacture, sale, advertising, promotion, reimbursement, import, export or marketing of medical products or drugs.

"Related Persons" means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

"Requirement of Law" means, with respect to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, judgment, writ, injunction, decree, or other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

"Requisite Lenders" means (i) for so long as all of the Persons that are Lenders on the Closing Date (each an "Original Lender") have not assigned or transferred any of their interests in their Commitments, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Commitments, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Commitments, Lenders holding at least sixty six percent (66%) of the aggregate outstanding principal balance of the Commitments and, in respect of this clause (ii), (A) each Original Lender that has not assigned or transferred any portion of its Commitments, (B) each assignee or transferee of an Original Lender's interest in the Commitments, but only to the extent that such assignee or transferee is an Affiliate or Approved Fund of such Original Lender, and (C) any Person providing financing to any Person described in clauses (A) and (B) above; provided, however, that this clause (C) shall only apply upon the occurrence of a default, event of default or similar occurrence with respect to such financing.

"Reserves" means, reserves established by Revolving Lender in its Permitted Discretion from time to time pursuant to Section 2.1(b), including, without limitation, with respect to known or anticipated liabilities, offsets, or liquidity needs of Loan Parties.  Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued interest, fees, expenses and other liabilities (including without limitation rent reserves with respect to any leased locations) shall be deemed to be an exercise of Agent's or Revolving Lenders' Permitted Discretion.  Reserves may be established against the Borrowing Base and the aggregate Revolving Loan Commitments then in effect as determined to be appropriate by Agent or Revolving Lender in the exercise of its/their Permitted Discretion.

"Revolving Lender" means each Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who holds Revolving Loans).

"Revolving Loan Commitment" means, with respect to each Lender, the amount set forth opposite such Lender's name on Schedule A hereto under the caption "Revolving Loan Commitment", as amended from time to time to reflect any permitted assignments and as such amount may be reduced or terminated pursuant to this Agreement. "Revolving Loan Commitments" means the Revolving Loan Commitments of all Lenders with a Revolving Loan Commitment.

"Revolving Loan Commitment Termination Date" means the earlier to occur of: (a) the July 1, 2018; and (b) the date on which the Revolving Loan Commitments shall terminate for any reason in accordance with the provisions of this Agreement.

"Scheduled Payment Date" means the first day of each calendar month.

"SEC" means the Securities and Exchange Commission.

"Solvent" means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Stock" means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

"Stock Equivalents" means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

"Subfacility Maximum" means $300,000.

"Subordinated Indebtedness" means any unsecured Indebtedness owing by any Loan Party to any Person that is not a holder of any Stock or Stock Equivalents of any Loan Party on the date such Indebtedness is incurred, which Indebtedness is subordinated to the Obligations pursuant to a Subordination Agreement.

"Subordination Agreement" means, with respect to any Subordinated Indebtedness, a subordination agreement in form and substance satisfactory to Agent executed by Agent, the Loan Parties and each holder of such Subordinated Indebtedness.

 "Subsidiary" means, with respect to any Person, any entity the management of which is, directly or indirectly controlled by, or of which an aggregate of more than 50% of the outstanding voting Stock is, at the time, owned or controlled, directly or indirectly by, such Person or one or more Subsidiaries of such Person.

"Term Loan Commitment" means, with respect to each Lender, the amount set forth opposite such Lender's name on Schedule A hereto under the caption "Term Loan Commitment", as amended from time to time to reflect any permitted assignments and as such amount may be reduced or terminated pursuant to this Agreement. "Term Loan Commitments" means the Term Loan Commitments of all Lenders.

"Term Loan Lender" means each Lender with a Term Loan Commitment, of if the Term Loan Commitment is no longer in effect, each Lender owning a Term Loan.

 "Tissue Oximetry Revenue" means, for any period, the "Tissue Oximetry Monitoring" category of product revenue of Borrower for such period, as defined in a manner consistent with the financial statements delivered to Agent prior to Closing Date.

"Transfer" means, with respect to any Property, to sell, convey, transfer, assign, license, rent, lease, sublease, mortgage, transfer or otherwise dispose of any interest therein or to permit any Person to acquire any such interest.

"UCC" means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of any applicable Requirement of Law, any of the attachment, perfection or priority of Agent's or any other Lender's security interest in any Collateral is governed by the Uniform Commercial Code of a jurisdiction other than the State of  New York, "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.

"Warrants" means the stock purchase warrants issued to each Term Loan Lender (or its Affiliate) substantially in the form of the warrant attached as Exhibit E.

"Western Alliance Priority Collateral" means all right, title, and interest of the Loan Parties in and to any of the following, whether now owned or hereafter acquired and wherever located: the Loan Parties' Accounts, cash, cash equivalents, short and long term investments, all bank accounts including, without limitation, all operating accounts, depository accounts, savings accounts, and investment accounts, and all property contained therein, and all Proceeds arising out of any of the foregoing; provided that, unless the foregoing constitutes Accounts, the Western Alliance Priority Collateral shall not include the specifically identifiable proceeds from the sale, transfer or other disposition of any  Collateral not constituting Western Alliance Priority Collateral following and pursuant to actions taken under Section 8.2 or other enforcement actions or remedies against any of the Collateral.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first written above.

BORROWER:

CAS MEDICAL SYSTEMS, INC.

By:      /s/ Jeffery A. Baird
Name: Jeffery A. Baird
Title: CFO

44 East Industrial Road
Branford, Connecticut 06405
Attention: Jeffery A. Baird, CFO
Phone: 203-315-6303
Facsimile: 203-488-9438

AGENT AND LENDER:

SOLAR CAPITAL LTD.

By:    /s/ Anthony J. Storino
Name: Anthony J. Storino
Title: Authorized Signatory

 Address For Notices:

SOLAR CAPITAL LTD.
500 Park Avenue, 3rd Floor
New York, NY 10022
Attention: Anthony Storino
Fax: (212) 993-1698
Email: storino@solarcapltd.com

with a copy (which shall not constitute notice) to:

LATHAM & WATKINS LLP
505 Montgomery Street, Suite 2000
San Francisco, CA 94111
Attention: Haim Zaltzman
Facsimile: (415) 395-8095
Email: haim.zaltzman@lw.com

LENDER:

WESTERN ALLIANCE BANK

By:    /s/ Bill Wickline
Name: Bill Wickline
Title: VP, Director of Portfolio Mgmt.

 Address For Notices:

WESTERN ALLIANCE BANK
55 Almaden Boulevard, Suite 100
San Jose, California  95113
Attn: Loan Operations

SCHEDULE A
COMMITMENTS

Name of Lender	Term Loan Commitments	Pro Rata Share of Term Loan Commitments	Revolving Loan Commitments	Pro Rata Share of Revolving Loan Commitment	Total Commitments	Pro Rata Share of Total Commitments
Solar Capital Ltd.	$6,000,000.00	75%	$0	0%	$6,000,000.00	57.14%
Western Alliance Bank	$2,000,000.00	25%	$2,500,000.00	100%	$4,500,000.00	42.86%
TOTAL	$8,000,000.00	100%	$2,500,000.00	100%	$10,500,000.00	100%